Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

DEVON GAS SERVICES, L.P.

AND

SOUTHWESTERN GAS PIPELINE, L.L.C.

AS SELLERS,

ENLINK MIDSTREAM MANAGER, LLC,

DEVON ENERGY CORPORATION,

AND

GIP III STETSON I, L.P.

AND

GIP III STETSON II, L.P.

AS ACQUIRORS

i

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Assignment of Acquired Interests
Exhibit C	Debt Commitment Papers
Exhibit D	Equity Commitment Letter
Exhibit E	Form of Crude Gathering Contract

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of June 5, 2018, is entered into by and among Devon Gas Services, L.P., a Texas limited partnership (“DGS”), Southwestern Gas Pipeline, L.L.C., a Texas limited liability company (“SGP,” and together with DGS, “Sellers”), EnLink Midstream Manager, LLC, a Delaware limited liability company, acting solely in its individual capacity and not in its capacity as managing member of ENLC (the “Manager”), GIP III Stetson I, L.P., a Delaware limited partnership (“MLP Acquiror”), GIP III Stetson II, L.P., a Delaware limited partnership (“ENLC Acquiror” and, together with MLP Acquiror, each an “Acquiror” and collectively, “Acquirors”), and solely for purposes of Sections 7.11, 7.14, 9.9 and 11.1(b), Devon Energy Corporation, a Delaware corporation (“Devon”).

WHEREAS, DGS owns (i) 115,495,669 common units (the “ENLC Units”) representing limited liability company interests in EnLink Midstream, LLC, a Delaware limited liability company (“ENLC”), (ii) all of the outstanding limited liability company interests (the “Manager Interests”) in the Manager, which is the managing member of ENLC, and (iii) 87,128,717 common units (the “DGS MLP Units” and, together with the ENLC Units and Manager Interests, collectively, the “DGS Interests”) representing limited partner interests in EnLink Midstream Partners, LP, a Delaware limited partnership (the “MLP”);

WHEREAS, SGP owns 7,531,883 common units representing limited partnership interests in the MLP (the “SGP MLP Units” and, together with the DGS Interests, the “Subject Interests”);

WHEREAS, ENLC owns 100% of EnLink Midstream, Inc., a Delaware corporation (“EnLink Inc.”), which in turn owns 100% of EnLink Midstream GP, LLC, a Delaware limited liability company and the general partner of the MLP (the “General Partner”);

WHEREAS, the General Partner is the sole general partner of the MLP and owns all of the outstanding general partner interests (the “GP Interests”) and incentive distribution rights (“IDRs”) in the MLP;

WHEREAS, pursuant to that certain First Amended and Restated Operating Agreement of ENLC, dated as of March 7, 2014 (the “ENLC Operating Agreement”), the Manager is entitled to certain reimbursement for expenses, as detailed therein (the “Management Reimbursement”);

WHEREAS, MLP Acquiror desires to purchase the DGS MLP Units, the SGP MLP Units and the Manager Interests from Sellers and Sellers desire to sell the DGS MLP Units, the SGP MLP Units and the Manager Interests to MLP Acquiror, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, ENLC Acquiror desires to purchase the ENLC Units from DGS and DGS desires to sell the ENLC Units to ENLC Acquiror, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Acquirors have delivered to Sellers a duly executed guaranty (the “Limited Guarantee”) of Global Infrastructure Partners III-A/B, L.P., a Delaware limited partnership, Global Infrastructure Partners III-C Intermediate AIV 2, L.P., a Delaware limited partnership, Global Infrastructure Partners III-C2 Intermediate AIV, L.P., a Delaware limited partnership, and Global Infrastructure Partners III-C Intermediate AIV 3, L.P., a Delaware limited partnership, (collectively, the “Guarantors”) in favor of Sellers, which, subject to the terms and conditions therein, guarantees the obligations of Acquirors under Section 10.3(b) of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f) the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable party hereto or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the parties hereto or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since December 31, 2017), in each case, (i) with respect to any information or materials that have been publicly made available through filings with the SEC, prior to the execution of this Agreement and (ii) with respect to any other information or materials, on or before 7:30 p.m., June 5, 2018;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i) the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any applicable party had a greater or lesser hand in drafting any Transaction Document;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days shall mean calendar days unless otherwise provided;

(o) all references to time shall mean Houston, Texas time;

(p) references to any Person shall include such Person’s successors and permitted assigns;

(q) references to the term “parties hereto” or “party hereto” when not capitalized or when in all capitalized letters means each of the parties to this Agreement, including Devon and the Manager; and

(r) all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article III, Article IV, Article V or Article VI shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Sale and Purchase.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Sellers hereby agree to sell, assign, transfer and convey to each Acquiror, and each Acquiror hereby agrees to purchase and acquire from Sellers, the applicable portion of the Subject Interests and in consideration therefor, Acquirors agree to pay Sellers in immediately available funds the Purchase Price in accordance with Section 2.1(b).

(b) The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds in such amounts to each Seller as are designated on Schedule 2.1(b) and to such accounts as shall be designated by such applicable Seller at least three Business Days prior to the Closing Date.

Section 2.2 Pre-Closing and Closing Quarterly Distributions. The Parties hereby agree as follows:

(a) ENLC Acquiror shall be entitled to all distributions on the ENLC Units that are distributed in the fiscal quarter of ENLC in which the Closing Date occurs (provided that if Closing occurs on or prior to June 30, 2018, Sellers shall be entitled to all distributions prior to such date);

(b) MLP Acquiror shall be entitled to all distributions on the DGS MLP Units, the SGP MLP Units and the Manager Interests that are distributed in the fiscal quarter of the MLP or the Manager, as applicable, in which the Closing Date occurs (provided that if Closing occurs on or prior to June 30, 2018, Sellers shall be entitled to all distributions prior to such date);

(c) Sellers and MLP Acquiror shall each be entitled to payment of the Management Reimbursement for its pro rata portion of the fiscal quarter in which the Closing Date occurs, which shall be determined based on the number of days between and including each of the first date of such quarter and the date prior to the Closing Date; and

(d) if and to the extent any Party receives any distributions or payment to which it is not entitled, it shall promptly pay or cause to be paid such distributions or payment no later than two Business Days following the receipt by such Party or any of such Party’s Affiliates or successors to the Party entitled to such distribution or payment pursuant to this Section 2.2.

Section 2.3 Closing. Subject to the prior or concurrent satisfaction or valid waiver of the conditions set forth in Article VIII, the closing of the transactions referred to in Section 2.1 (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin St., Suite 2500, Houston, Texas 77002, commencing at 10:00 a.m. local time on the day that is two Business Days after the date on which the last of the conditions set forth in Article VIII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or validly waived or at such other place and on such other date or time as the

Parties may mutually agree; provided that in case the date on which the conditions set forth in Article VIII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date but that remain capable of satisfaction), are satisfied or validly waived occurs prior to the Inside Date, then, subject to continued satisfaction or waiver of the conditions set forth in Article VIII, the Closing shall occur instead on the second Business Day following the Inside Date; provided further that Acquirors may elect an earlier date as the Inside Date upon no less than two Business Days’ notice to Sellers (the date and time on which the Closing takes place, the “Closing Date”).

Section 2.4 Withholding. Acquirors shall be entitled to deduct and withhold from the consideration otherwise payable to Sellers pursuant to this Agreement such amounts as Acquirors reasonably determine in good faith that they are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment, provided that Acquirors shall notify Sellers of their determination and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction and withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction and withholding. To the extent that amounts are so withheld and remitted or otherwise paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING SELLERS

AND THE SUBJECT INTERESTS

Except as set forth on the corresponding section or subsection of the Disclosure Schedules, Sellers hereby represent and warrant, jointly and severally, to Acquirors:

Section 3.1 Organization.

(a) Each Seller (i) is duly formed, validly existing and in good standing under the Laws of the State of Texas and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted.

(b) Each Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except for circumstances which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c) Each Seller has made available to Acquirors true and complete copies of its Organizational Documents as in effect on the date of this Agreement.

Section 3.2 Validity of Agreement; Authorization. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the performance by such Seller of its respective obligations hereunder and thereunder have been duly authorized by such Seller’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller (except for any Transaction Documents required to be executed and delivered at Closing, in which case such Transaction Documents will be duly executed and delivered by such Seller at Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Seller’s valid and binding obligation, enforceable against such Seller in accordance with their respective terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Enforceability Exceptions”).

Section 3.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of such Seller; (b) violate any applicable Law binding on such Seller; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which such Seller is a party or by which such Seller is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) upon any of (i) the Subject Interests or (ii) the other properties or assets of such Seller; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of such Seller, except, in the case of clauses (b), (c), (d)(ii) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.4 Consents and Approvals. Except (a) as would not reasonably be expected to have a Seller Material Adverse Effect, (b) for any filings required to be made under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or (c) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, neither the execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is, or will be, a party, nor such Seller’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by such Seller.

Section 3.5 Ownership of the Subject Interests. Each Seller is the record and beneficial owner of the Subject Interests set forth on Schedule 3.5 opposite such Seller’s name, free and clear of any Encumbrances, except for (a) restrictions on transfer arising under applicable securities Laws and (b) the applicable terms and conditions of the Organizational Documents of such applicable Person. The Subject Interests held by such Seller have been duly authorized and validly issued and are fully paid and non-assessable except to the extent specified in the

Delaware Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act, as applicable, or in the Organizational Documents of such applicable Subject Entity. Such Seller is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the Subject Interests, by sale, lease, license or otherwise, other than this Agreement. Upon the consummation of the transactions contemplated by this Agreement, such Seller will assign, convey, transfer and deliver to the applicable Acquiror(s) good and valid title to the Subject Interests free and clear of all Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of any applicable Person.

Section 3.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of such Seller, ENLC, the Manager, the MLP or any of their respective Affiliates.

Section 3.7 Litigation. There are no Proceedings pending or, to Sellers’ Knowledge, threatened against or involving such Seller, that, individually or in the aggregate, have had or would reasonably be expected to have a Seller Material Adverse Effect. There is no Order of any Governmental Authority outstanding against such Seller or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.8 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened against Sellers, and Sellers are not insolvent.

Section 3.9 Representations and Warranties of the Subject Entities. The representations and warranties made by the Manager in Sections 4.6 (Financial Statements; MLP SEC Reports), 4.7 (Disclosure Controls; Sarbanes-Oxley), 5.7 (Financial Statements; ENLC SEC Reports) and 5.15 (Disclosure Controls; Sarbanes-Oxley) are true and correct. To Sellers’ Knowledge, each of the representations and warranties made by the Manager in Sections 4.2 (No Conflict or Violations), 4.3 (Consents and Approvals), 4.4(e)-(g) (MLP Entities Capitalization; Subsidiaries), 4.8 (Absence of Certain Changes or Events), 4.10 (Tax Matters), 4.11 (Absence of Undisclosed Liabilities), 4.18 (Title to Property and Assets), 4.21 (Series B Preferred Units), 5.2 (No Conflict or Violation), 5.3 (Consents and Approvals), 5.4(g)-(h) (ENLC Entities Capitalization; Subsidiaries), 5.8 (Absence of Certain Changes or Events), 5.12 (Tax Matters) and 5.16 (Absence of Undisclosed Liabilities) are true and correct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MANAGER CONCERNING THE

MLP ENTITIES

Except (a) as disclosed in any SEC Report (excluding any disclosures included in any “risk factor” section of any such SEC Report or any other disclosures in any such SEC Report to the extent they are predictive, forward looking, non-specific and general in nature) or (b) as set forth on the corresponding section or subsection of the Disclosure Schedules, the Manager hereby represents and warrants to MLP Acquiror as follows:

Section 4.1 Organization.

(a) Each of the MLP Entities (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted.

(b) Each of the MLP Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except for circumstances which would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(c) The Manager has made available to Acquirors true and complete copies of the Organizational Documents of each of the MLP Entities as in effect on the date of this Agreement.

Section 4.2 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Seller or the Manager is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with, or otherwise result in any breach of, any provision of the Organizational Documents of any of the MLP Entities; (b) violate any Law binding on any of the MLP Entities; (c) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which a MLP Entity is a party; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the properties or assets of any of the MLP Entities; or (e) give rise to any right of cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the MLP Entities, except, in the case of clauses (b) through (e) for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect or materially impede the consummation or performance of the transactions or obligations under the Transaction Documents.

Section 4.3 Consents and Approvals. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect, (b) for any filings to be made under the HSR Act or (c) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange, neither the execution and delivery of this Agreement or any other applicable Transaction Documents by any Seller or the Manager, nor the performance of their respective obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by any of the MLP Entities.

Section 4.4 MLP Entities Capitalization; Subsidiaries.

(a) As of June 1, 2018, there are outstanding (i) 350,245,506 common units of the MLP, (ii) 57,886,596 Series B Preferred Units, (iii) 400,000 Series C Preferred Units, (iv) the GP Interests, (v) the IDRs, (vi) 2,197,613 time-based restricted incentive units granted under the MLP LTIP, (vii) 1,299,902 performance-based restricted incentive units granted under the MLP LTIP, assuming performance conditions are satisfied at the maximum level and (viii) 4,024,248 common units of the MLP remaining available with respect to which additional awards may be granted under the MLP LTIP.

(b) The MLP owns 100% of the outstanding membership interests in EnLink Midstream Operating GP, LLC, a Delaware limited liability company (the “Operating GP”).

(c) The MLP is the sole limited partner of EnLink Midstream Operating, LP, a Delaware limited partnership (the “Operating Partnership”), with a 99.999% limited partner interest in the Operating Partnership. The Operating GP is the sole general partner of the Operating Partnership with a 0.001% general partner interest in the Operating Partnership. The Operating GP has all necessary limited liability company power and authority to act as general partner of the Operating Partnership. The MLP is the sole stockholder of EnLink ORV Holdings, Inc., which in turn holds all of the outstanding OLP Series B Preferred Units of the Operating Partnership.

(d) Except as described in the Organizational Documents of the MLP or described in or permitted by the MLP LTIP, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating the MLP to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in the MLP; (ii) outstanding securities or obligations of any kind of the MLP which are convertible into or exercisable or exchangeable for any equity interest in the MLP or any other Person, and the MLP does not have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of the MLP; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of the MLP having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the common units of the MLP; and (v) unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which the MLP is a party or by which any of its securities are bound with respect to the voting, disposition or registration of any outstanding securities of the MLP (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of units of the MLP (other than Sellers) may have imposed upon such units).

(e) Schedule 4.4(e) sets forth each Subsidiary of the MLP as of the date hereof. As of the date hereof, the MLP does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of the MLP.

(f) All of the outstanding equity interests in the MLP Entities held, directly or indirectly, by the MLP (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the Louisiana Limited Liability Company Law or the Texas Business Organizations Code, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of formation of any MLP Entity), or in the Organizational Documents of such applicable MLP Entity and (ii) are owned, directly or indirectly, by the MLP, free and clear of all Encumbrances other than restrictions on transfer arising under applicable securities Law or the applicable terms and conditions of the Organizational Documents of such MLP Entity.

(g) Except as described in the Organizational Documents of the MLP Entities (other than the MLP), with respect to the MLP Entities (other than the MLP) there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such MLP Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such MLP Entities; (ii) outstanding securities or obligations of any kind of any of such MLP Entities which are convertible into or exercisable or exchangeable for any equity interest in any of such MLP Entities or any other Person, and none of such MLP Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such MLP Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such MLP Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such MLP Entity; and (v) unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of such MLP Entities is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of such MLP Entities.

Section 4.5 Enforceability of Operative Agreements. Each of the Ninth Amended and Restated Agreement of Limited Partnership of the MLP, dated as of September 21, 2017, and Amendment No. 1 to Ninth Amended and Restated Agreement of Limited Partnership of the MLP, dated as of December 12, 2017 (collectively, the “MLP Partnership Agreement”), has been duly authorized and executed by the General Partner and is a valid and legally binding agreement of the MLP and the General Partner, enforceable against the MLP and the General Partner in accordance with its terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 4.6 Financial Statements; MLP SEC Reports. Since December 31, 2017, the MLP has timely filed all MLP SEC Reports. All such MLP SEC Reports, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. No MLP SEC Reports at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements contained or incorporated by reference in such MLP SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of the MLP and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any MLP SEC Reports. No Subsidiary of the MLP is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.7 Disclosure Controls; Sarbanes-Oxley.

(a) The MLP has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by the MLP in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of the General Partner, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made.

(b) The MLP, and to the Manager’s Knowledge, the directors and officers of the General Partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange, in each case, that are effective and applicable to the MLP.

(c) The representations and warranties contained in this Section 4.7 do not address Tax matters, employee and MLP Benefit Plan matters or environmental matters, which are addressed only in Section 4.10, Section 4.12 and Section 4.15, respectively.

Section 4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there has not been or occurred any event or condition with respect to the MLP Entities that has had or would reasonably be expected to have a Subject Entities Material Adverse Effect.

(b) From December 31, 2017 through the date of this Agreement, (i) the business of each of the MLP Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the MLP Entities’ respective properties or assets that are material to the business of the MLP Entities, as applicable, taken as a whole. Without limiting the foregoing, from December 31, 2017 through the date of this Agreement, none of the MLP Entities has taken, or agreed or committed to take, any of the actions set forth in Sections 7.3(b)(iii), 7.3(b)(iv), 7.3(b)(xii) and 7.3(b)(xvi).

Section 4.9 Compliance with Law; Permits.

(a) The operations of each MLP Entity are currently being conducted in compliance in all material respects with all applicable Laws, including those relating to the use, ownership, and operation of their respective assets and properties. None of the MLP Entities nor any of their respective Affiliates has received written notice of any material violation of any applicable Law related to any MLP Entity. To the Manager’s Knowledge, none of the MLP Entities is under investigation by any Governmental Authority for potential non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(b) Each of the MLP Entities is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate its assets and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect. None of the MLP Entities is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(c) The representations and warranties contained in this Section 4.9 do not address Tax matters, employee and MLP Benefit Plan matters or environmental matters, which are addressed only in Section 4.10, Section 4.12 and Section 4.15, respectively.

Section 4.10 Tax Matters.

(a) Each of the MLP Entities has:

(i) timely filed (or has obtained extensions with respect to) all income Tax Returns and other material Tax Returns required to be filed through the date hereof, which Tax Returns are complete and correct in all material respects;

(ii) timely paid in full all material Taxes owed by such entity which have become due, other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and

(iii) timely withheld, collected or deposited all material Taxes required to have been withheld, collected or deposited by such entity, as the case may be, and to the extent required, timely paid such amounts to the relevant Tax Authority.

(b) There is no material action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of any of the MLP Entities either claimed or raised by any Tax Authority in writing.

(c) Each of the MLP Entities that is classified as a partnership for U.S. federal income Tax purposes has made an election pursuant to Section 754 of the Code, and such election is currently in effect.

(d) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the MLP Entities.

(e) Except for any agreements between or among the MLP Entities, no MLP Entity is a party to any Tax sharing agreement or Tax indemnity agreement nor does any MLP Entity have any material continuing obligations under such agreements. None of the MLP Entities has ever been a member of an affiliated group filing a consolidated federal income Tax return, and the MLP Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations 1.1502-6, as a transferee or successor, by Contract or otherwise.

(f) No MLP Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(g) The MLP is not, for U.S. federal income Tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. The MLP has, for each taxable year ending after its initial public offering and prior to the date hereof, met the gross income requirements of Section 7704(c)(2) of the Code, and the MLP expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2018.

(h) Each of the MLP Entities is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income Tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes in accordance with Treasury Regulation § 301.7701-3. None of the MLP Entities that is a partnership or a limited liability company has elected to be treated as a corporation for U.S. federal income Tax purposes.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.10 contains the sole and exclusive representations and warranties with respect to Tax matters regarding the MLP Entities.

Section 4.11 Absence of Undisclosed Liabilities. None of the MLP Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for (x) in the consolidated financial statements included in the MLP SEC Reports or (y) in the total contractual cash obligations subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the MLP SEC Reports, in each case, other than (a) liabilities that have arisen in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, since December 31, 2017 or (b) other liabilities of the MLP that would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

Section 4.12 Employees and Benefit Matters.

(a) None of the employees of any MLP Entity is employed pursuant to the terms of any collective bargaining agreement or other Contract with a labor union. None of the MLP Entities has agreed to recognize any union or other collective bargaining representative with respect to any employees of any MLP Entity. No union or other collective bargaining representative, to the Manager’s Knowledge, is attempting or within the past three years has attempted to organize or been certified as the bargaining representative of any employees of the MLP Entities. No labor disturbance by the employees of the MLP Entities exists or, to the Manager’s Knowledge, is threatened or imminent.

(b) All employees of a Subject Entity who provide material services to the MLP Entities are employed by the Operating Partnership. No individual who provides material services to the MLP Entities, other than as a director of a Subject Entity, is employed by Devon or any of its Affiliates.

(c) Schedule 4.12(c) contains a list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA; and (ii) personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit or compensation plan, program, policy, agreement or arrangement which is not described in clause (i) above in which any Continuing Employee participates, in each case, that is sponsored, maintained, or contributed to, or required to be contributed to, by a MLP Entity or any of their ERISA Affiliates (each, a “MLP Benefit Plan”) or with respect to which a MLP Entity has or could have any liability or obligation, in each case, as of the date hereof.

(d) Each MLP Benefit Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any of the MLP Benefit Plans as of the date this representation is made have been timely made or, if not yet due, have been properly accrued in accordance with GAAP, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(e) With respect to each MLP Benefit Plan the Manager has made available to Acquirors complete copies of (i) each MLP Benefit Plan, including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such MLP Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such MLP Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any MLP Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each MLP Benefit Plan, and (vii) all non-routine filings made with any Governmental Authorities, in each case, as of the date hereof.

(f) Each MLP Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as would not be reasonably expected to result in material liability to the MLP Entities, (i) no event has occurred and no condition exists that would subject the MLP Entities, either directly or by reason of affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any MLP Benefit Plan.

(g) No MLP Entity has incurred any current or projected material liability in respect of post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees, except as required to avoid an excise Tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law. Each MLP Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or liability to the MLP Entities.

(h) No MLP Benefit Plan currently sponsored, maintained or contributed to by a MLP Entity is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the MLP Entities has any material liability under or with respect to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

(i) With respect to any MLP Benefit Plan that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement by any MLP Entity or any of their ERISA Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect, (i) no “withdrawal liability,” within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, and (iii) no failure to satisfy the “minimum funding standards,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has occurred.

(j) With respect to any MLP Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Manager’s Knowledge, threatened, (ii) to the Manager’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Authorities are pending, or, to the Manager’s Knowledge, threatened (including, without limitation, any routine requests for information from the Pension Benefit Guaranty Corporation).

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any employee or other service provider to material payments or material benefits or material increases in or funding of any material payments or material benefits or any loan forgiveness in each case under or in connection with any MLP Benefit Plan.

(l) Each MLP Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, has been operated, documented and maintained in material compliance with Section 409A of the Code.

(m) No MLP Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.

(n) Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.12 contains the sole and exclusive representations and warranties with respect to employees and the MLP Benefit Plans.

Section 4.13 Insurance. The insurance policies covering the MLP Entities and their respective businesses and properties are with reputable insurance carriers and in character and amount customary for Persons engaged in similar business and subject to the same or substantially similar perils or hazards, provide adequate coverage in all material respects for all customary, material risks incident to the businesses of the MLP Entities, and are in all material respects in force in accordance with their terms. None of the MLP Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.

Section 4.14 Regulatory Matters. None of the MLP Entities is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect:

(a) Each of the MLP Entities is in compliance with any and all applicable Environmental Laws.

(b) Each of the MLP Entities has received all Permits required of it under applicable Environmental Laws to conduct its respective business. None of the MLP Entities is in conflict with, or in default or violation of, any terms and conditions of any such Permit.

(c) There are no Proceedings or Orders pending or, to the Manager’s Knowledge, threatened against or involving either Seller or the MLP Entities pursuant to any Environmental Law.

(d) To the Manager’s Knowledge, none of the MLP Entities has any liability in connection with the Release into the environment of any Hazardous Materials or otherwise under any applicable Environmental Law.

(e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.15 contains the sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.

Section 4.16 Material Contracts.

(a) As of the date of this Agreement, the Material Contracts made available to Acquirors include all Material Contracts to which a MLP Entity is a party or otherwise bound.

(b) Each of the Material Contracts to which a MLP Entity is a party (i) constitutes the legal, valid and binding obligation of each such MLP Entity party thereto, and, to the Manager’s Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect, except insofar as such enforceability may be limited by Enforceability Exceptions, and (iii) will be in full force and effect (except insofar as such enforceability may be limited by Enforceability Exceptions) upon the consummation of the transactions contemplated by this Agreement, unless such failure would not, individually or in the aggregate, be reasonably likely to have a Subject Entities Material Adverse Effect. A true and complete copy of each Material Contract and all amendments thereto have been made available to Acquirors.

(c) No MLP Entity or, to the Manager’s Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and, to the Manager’s Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a MLP Entity or any other party to such Material Contract.

Section 4.17 Litigation.

(a) Since December 31, 2017, there have been no Proceedings or Orders pending or, to the Manager’s Knowledge, threatened against or involving the MLP Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Subject Entities Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any MLP Entity or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect. To the Manager’s Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the MLP Entities to own, use or operate the assets or businesses of the MLP Entities as they are currently owned, used, operated and conducted by the MLP Entities and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the MLP Entities or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(b) The representations and warranties contained in this Section 4.17 do not address Tax matters, employee and MLP Benefit Plan matters or environmental matters, which are addressed only in Section 4.10, Section 4.12 and Section 4.15, respectively.

Section 4.18 Title to Property and Assets. Each of the MLP Entities has good (and with respect to real property, indefeasible) title to, or valid leasehold or other interests in, as applicable, all real and personal property described in the MLP SEC Reports, as owned, leased or used and occupied by such MLP Entity, free and clear of all Encumbrances, except (a) as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect or (b) Permitted Encumbrances. At and immediately following the Closing, the assets owned or held for use by the MLP Entities will constitute all of the material assets and properties used to enable the MLP Entities to conduct their business in substantially the same manner as conducted by the MLP Entities as of the date of this Agreement (but taking into account any dispositions permitted after the date hereof by Section 7.3(b)(vi)).

Section 4.19 Intellectual Property. Each of the MLP Entities, with respect to the assets owned by or licensed to the MLP Entities, owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of its respective business in the manner described in the MLP SEC Reports, and, to the Manager’s Knowledge, has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others, except as such conflict or lack of ownership or possession of rights would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect. To the Manager’s Knowledge, (a) none of the MLP Entities nor the conduct of their respective businesses has infringed, misappropriated or violated any Intellectual Property of any Person and (b) no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by a MLP Entity and material to its respective businesses, except, in each case, for such matters as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

Section 4.20 Listing. The common units of the MLP are listed on the New York Stock Exchange.

Section 4.21 Series B Preferred Units. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) constitute a Series B Change of Control, as defined in the MLP Partnership Agreement, (b) create or accelerate any payments to holders of the Series B Preferred Units, or (c) require the consent of the holders of the Series B Preferred Units.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MANAGER CONCERNING THE

ENLC ENTITIES

Except (a) as disclosed in any SEC Report (excluding any disclosures included in any “risk factor” section of any such SEC Report or any other disclosures in any such SEC Report to the extent they are predictive, forward looking, non-specific and general in nature) or (b) as set forth on the corresponding section or subsection of the Disclosure Schedules, the Manager hereby represents and warrants to ENLC Acquiror as follows:

Section 5.1 Organization.

(a) Each of the ENLC Entities (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted.

(b) Each of the ENLC Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except for circumstances which would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(c) The Manager has made available to Acquirors true and complete copies of the Organizational Documents of each of the ENLC Entities as in effect on the date of this Agreement.

Section 5.2 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Sellers or the Manager is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with, or otherwise result in any breach of, any provision of the Organizational Documents of any of the ENLC Entities; (b) violate any Law binding on any of the ENLC Entities; (c) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which an ENLC Entity is a party; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the properties or assets of any of the ENLC Entities; or (e) give rise to any right of cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the ENLC Entities, except, in the case of clauses (b) through (e) for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect or materially impede the consummation or performance of the transactions or obligations under the Transaction Documents.

Section 5.3 Consents and Approvals. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect, (b) for any filings to be made under the HSR Act or (c) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange, neither the execution and delivery of this Agreement or any other applicable Transaction Documents by DGS or the Manager, nor the performance of their respective obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by any of the ENLC Entities.

Section 5.4 ENLC Entities Capitalization; Subsidiaries.

(a) As of June 1, 2018, there are outstanding (i) 181,042,476 common units of ENLC, (ii) the non-economic management interest in ENLC held by the Manager, as managing member of ENLC, (iii) 2,063,312 time-based restricted incentive units granted under the ENLC LTIP, (iv) 1,198,462 performance-based restricted incentive units granted under the ENLC LTIP, assuming performance conditions are satisfied at the maximum level and (v) 7,198,698 common units of ENLC remaining available with respect to which additional awards may be granted under the ENLC LTIP.

(b) ENLC owns 100% of the outstanding shares of EnLink Inc. and 100% of outstanding shares of Acacia Natural Gas Corp I, Inc., a Delaware corporation (“Acacia”).

(c) EnLink Inc. owns 100% of the outstanding membership interests in the General Partner and 20,280,252 common units of the MLP.

(d) The General Partner owns the GP Interests and the IDRs with respect to the MLP.

(e) Acacia owns 68,248,199 common units of the MLP.

(f) Except as described in the Organizational Documents of the ENLC Entities or described in or permitted by the ENLC LTIP, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of the ENLC Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the ENLC Entities; (ii) outstanding securities or obligations of any kind of any of the ENLC Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the ENLC Entities or any other Person, and none of the ENLC Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the ENLC Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of the ENLC Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such ENLC Entity; and (v) unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the ENLC Entities is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the ENLC Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of units of ENLC (other than DGS) may have imposed upon such units).

(g) Except for other ENLC Entities and the MLP Entities, ENLC does not directly or indirectly own any equity securities in any other Person.

(h) All of the outstanding equity interests in each ENLC Entity held, directly or indirectly, by ENLC (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the Delaware General Corporation Law or the Delaware Limited Liability Company Act, as applicable, or in the Organizational Documents of such applicable ENLC Entity and (ii) are owned, directly or indirectly, by ENLC, free and clear of all Encumbrances other than restrictions on transfer arising under applicable securities Law or the applicable terms and conditions of the Organizational Documents of such ENLC Entity.

Section 5.5 Enforceability of Operative Agreements. The ENLC Operating Agreement has been duly authorized and executed by the Manager and is a valid and legally binding agreement of ENLC and the Manager, enforceable against ENLC and the Manager in accordance with its terms, except insofar as such enforceability may be limited by Enforceability Exceptions. The First Amended and Restated Limited Liability Company Agreement of the Manager dated March 7, 2014 has been duly authorized and executed by DGS and is a valid and legally binding agreement of the Manager and DGS, enforceable in accordance with its terms, except insofar as such enforceability may be limited by Enforceability Exceptions. Each of the Third Amended and Restated Limited Liability Company Agreement of the General Partner dated as of July 7, 2014 and Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of January 7, 2016, has been duly authorized and executed by EnLink Inc. and is a valid and legally binding agreement of the General Partner and EnLink Inc., enforceable against the General Partner and EnLink Inc. in accordance with its terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 5.6 Business of the Manager. The Manager has never engaged in or conducted, directly or indirectly, any business or other activities other than acting as the sole managing member of ENLC and providing certain ancillary services to Subsidiaries of ENLC.

Section 5.7 Financial Statements; ENLC SEC Reports. Since December 31, 2017, ENLC has timely filed all ENLC SEC Reports. All such ENLC SEC Reports, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. No ENLC SEC Reports at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements contained or incorporated by reference in such ENLC SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of ENLC and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any ENLC SEC Reports.

Section 5.8 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there has not been or occurred any event or condition with respect to the ENLC Entities that has had or would reasonably be expected to have a Subject Entities Material Adverse Effect.

(b) From December 31, 2017 through the date of this Agreement,(i) the business of each of the ENLC Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the ENLC Entities’ respective properties or assets that are material to the business of the ENLC Entities, as applicable, taken as a whole. Without limiting the foregoing, from December 31, 2017 through the date of this Agreement, none of the ENLC Entities has taken, or agreed or committed to take, any of the actions set forth in Sections 7.3(b)(iii), 7.3(b)(iv), 7.3(b)(xii) and 7.3(b)(xvi).

Section 5.9 Material Contracts.

(a) As of the date of this Agreement, the Material Contracts made available to Acquirors include all Material Contracts to which an ENLC Entity is a party or otherwise bound.

(b) Each of the Material Contracts to which an ENLC Entity is a party (i) constitutes the legal, valid and binding obligation of each such ENLC Entity party thereto, and, to the Manager’s Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect, except insofar as such enforceability may be limited by Enforceability Exceptions, and (iii) will be in full force and effect (except insofar as such enforceability may be limited by Enforceability Exceptions) upon the consummation of the transactions contemplated by this Agreement, unless such failure would not, individually or in the aggregate, be reasonably likely to have a Subject Entities Material Adverse Effect. A true and complete copy of each Material Contract and all amendments thereto have been made available to Acquirors.

(c) No ENLC Entity or, to the Manager’s Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and, to the Manager’s Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by an ENLC Entity or any other party to such Material Contract.

Section 5.10 Litigation.

(a) Since December 31, 2017, there have been no Proceedings or Orders pending or, to the Manager’s Knowledge, threatened against or involving the ENLC Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Subject Entities Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any ENLC Entity or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect. To the Manager’s Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the ENLC Entities to own, use or operate the assets or businesses of such ENLC Entity as they are currently owned, used, operated and conducted by such ENLC Entity and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the ENLC Entities or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(b) The representations and warranties contained in this Section 5.10 do not address ENLC related Tax matters or employee and benefit plan matters, which are addressed only in Section 5.12, and Section 5.13, respectively.

Section 5.11 Listing. The common units of ENLC are listed on the New York Stock Exchange.

Section 5.12 Tax Matters.

(a) Each of the ENLC Entities has:

(i) timely filed (or has obtained extensions with respect to) all income Tax Returns and other material Tax Returns required to be filed through the date hereof, which Tax Returns are complete and correct in all material respects;

(ii) timely paid in full all material Taxes owed by such entity which have become due, other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and

(iii) timely withheld, collected or deposited all material Taxes required to have been withheld, collected or deposited by such entity, as the case may be, and to the extent required, timely paid such amounts to the relevant Tax Authority.

(b) There is no material action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of any of the ENLC Entities either claimed or raised by any Tax Authority in writing.

(c) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ENLC Entities.

(d) Except for any agreements between or among the ENLC Entities, no ENLC Entity is a party to any Tax sharing agreement or Tax indemnity agreement nor does any ENLC Entity have any material continuing obligations under such agreements. None of the ENLC Entities has ever been a member of an affiliated group filing a consolidated federal income Tax return, and the ENLC Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations 1.1502-6, as a transferee or successor, by Contract or otherwise.

(e) No ENLC Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(f) ENLC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(g) The Manager is currently (and has been since its formation) properly disregarded as an entity separate from its owner for U.S. federal income Tax purposes in accordance with Treasury Regulation § 301.7701-3.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 5.12 contains the sole and exclusive representations and warranties with respect to Tax matters regarding the ENLC Entities.

Section 5.13 Employees and Benefit Plans. The ENLC Entities do not have any employees. Except for the ENLC LTIP, the ENLC Entities do not maintain and, except for reimbursement or similar obligations in relation to costs associated with the MLP Benefit Plans, do not have any material liabilities, contingent or otherwise in relation to any (i) “employee benefit plan” as defined in Section 3(3) of ERISA; or (ii) personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit or compensation plan, program, policy, agreement or arrangement. All employees of a Subject Entity who provide material services to the ENLC Entities are employed by the Operating Partnership. No individual who provides material services to the ENLC Entities, other than as a director of a Subject Entity, is employed by Devon or any of its Affiliates.

Section 5.14 Regulatory Matters. None of the ENLC Entities is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.15 Disclosure Controls; Sarbanes-Oxley.

(a) ENLC has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by ENLC in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of the Manager, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made.

(b) ENLC and the directors and officers of the Manager, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange, in each case, that are effective and applicable to ENLC.

(c) The representations and warranties contained in this Section 5.15 do not address Tax matters and employee and MLP Benefit Plan matters, which are addressed only in Section 5.12 and Section 5.13, respectively.

Section 5.16 Absence of Undisclosed Liabilities. None of the ENLC Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for (x) in the consolidated financial statements included in the ENLC SEC Reports or (y) in the total contractual cash obligations subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the ENLC SEC Reports, in each case, other than (a) liabilities that have arisen in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, since December 31, 2017 or (b) other liabilities of ENLC that would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIRORS

Acquirors represent and warrant, jointly and severally, to Sellers as follows:

Section 6.1 Organization.

(a) Each Acquiror (i) is duly formed, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted.

(b) Each Acquiror is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except for circumstances which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.2 Validity of Agreement; Authorization. Each Acquiror has full power and authority to enter into this Agreement and the other Transaction Documents to which such Acquiror is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Acquiror is a party and the performance by such Acquiror of its respective obligations hereunder and thereunder have been duly authorized by such Acquiror’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Acquiror are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which such Acquiror is a party have been duly executed and delivered by such Acquiror (except for any Transaction Documents required to be executed and delivered at Closing, in which case such Transaction Documents will be duly executed and delivered by such Acquiror at Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Acquiror’s valid and binding obligation, enforceable against such Acquiror in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 6.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Acquiror is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of its Organizational Documents; (b) violate any applicable Law binding on such Acquiror; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which such Acquiror is a party or by which such Acquiror is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of such Acquiror’s properties or assets; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of such Acquiror except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.4 Consents and Approvals. No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any similar Person (on the part of such Acquiror) is required for such Acquiror to execute and deliver this Agreement or the other Transaction Documents to which such Acquiror is a party or to perform its respective obligations hereunder or thereunder, other than any filings required to be made under the HSR Act.

Section 6.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of such Acquiror or any of its Affiliates.

Section 6.6 Available Funds. As of the date hereof, Acquirors have delivered to Sellers true and complete copies of the executed Commitment Letters. The aggregate proceeds contemplated by the Financing pursuant to the Commitment Letters will be, if funded in accordance with the terms and conditions of the Commitment Letters, sufficient for Acquirors to consummate the transactions contemplated hereby, including the payment of (a) the Purchase Price and (b) any fees and expenses of or payable by Acquirors under this Agreement and under the Commitment Letters and due on the Closing Date. The Commitment Letters have been accepted by Acquirors, are in full force and effect and represent a valid, binding and enforceable obligation of Acquirors and, to the knowledge of Acquirors, each other party thereto, to provide the financing contemplated thereby subject to the terms and conditions of the Commitment Letters and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary. Acquirors have fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date hereof, no event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, could constitute or could reasonably be expected to constitute a breach or default on the part of Acquirors or, to the knowledge of Acquirors, any other party thereto under any of the Commitment Letters. There are no conditions precedent related to the funding of the full amount of the Financing or any contractual contingencies that would permit the investment funds party to the Equity Commitment Letter (the “Equity Investors”) or, as of the date hereof, the Lenders, to reduce the total amount of the Financing, in each case, other than as expressly set forth in the applicable Commitment Letters. No party to the Equity Commitment Letter, or as of the date hereof, the Debt Commitment Letters has any right to impose, and Acquirors do not have an obligation to accept, any condition precedent to such funding other than as expressly set forth in the applicable Commitment Letters, or any reduction to the aggregate amount available under the Commitment Letters at the Closing (nor any term or condition that would have the effect of reducing the aggregate amount available under the Commitment Letters at the Closing). Assuming the accuracy of Sellers’ representations and warranties in this Agreement and the satisfaction of the conditions precedent set forth in Sections 8.1 and 8.2, as of the date hereof, Acquirors do not have any reason to believe that they will be unable to satisfy all terms and conditions to be satisfied by them in any of the Commitment Letters on or prior to the Closing Date nor do Acquirors have knowledge that any of the Lenders or the Equity Investors will not perform their respective obligations thereunder (subject to the terms and conditions thereof). As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Acquirors under the terms and conditions of the Commitment Letters. None of the Commitment Letters has been modified or amended as of the date hereof (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) and, as of the date hereof, none of the commitments under any of the Commitment Letters has been withdrawn or rescinded in any respect. As of the date hereof, there are no other agreements, side letters or arrangements to which Acquirors or any of their respective Affiliates is a party relating to the Financing. Acquirors acknowledge and agree that it is not a condition to the Closing or to any of their other obligations under this Agreement that Acquirors obtain financing for, or related to, any of the transactions contemplated by this Agreement.

Section 6.7 Investment Intent; Investment Experience; Restricted Securities. In acquiring the Subject Interests, Acquirors are not offering or selling, and shall not offer or sell the Subject Interests, in connection with any distribution of any of such Subject Interests, and Acquirors have no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Each Acquiror acknowledges that it can bear the economic risk of its investment in the Subject Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subject Interests. Each Acquiror is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Such Acquiror understands that the Subject Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Subject Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Subject Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 6.8 Litigation. There are no Proceedings pending or, to the knowledge of Acquirors, threatened against or involving any Acquiror, that, individually or in the aggregate, have had or would reasonably be expected to have an Acquiror Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any Acquiror or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

ARTICLE VII

COVENANTS

Section 7.1 Access. From the date hereof until the Closing Date, Sellers shall provide Acquirors and their Affiliates and representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Subject Entities; provided that such access does not unreasonably interfere with the normal operations of any of the Subject Entities. The information provided pursuant to this Section 7.1 shall constitute “Evaluation Material” (as defined in the Confidentiality Agreement) under the Confidentiality Agreement. Nothing set forth in this Agreement shall require Sellers to (i) allow Acquirors and their Affiliates or representatives to conduct any invasive investigations of soil, groundwater or other media, or (ii) provide Acquirors and their Affiliates or representatives with any information regarding Sellers’ businesses, assets, financial performance or condition or operations not involving the Subject Entities.

Section 7.2 Consummation of the Transaction.

(a) Each Party shall, and shall cause its respective Affiliates to, (i) make or cause to be made any required filings under the HSR Act and such other filings to the extent required of such Party or any of its Affiliates under any Laws with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable and, in the case of filings under the HSR Act, no later than ten Business Days after the date hereof; (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings; (iii) without limiting Section 7.2(b), request early termination of any applicable waiting period under the HSR Act and use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period, under the HSR Act or otherwise, and clearance or approval by any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable (including, with respect to Acquirors, by refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by this Agreement) that would present a material risk of delaying or making it more difficult to secure such expiration or termination of the notice or waiting periods, clearance or approval with respect to the transactions contemplated by this Agreement); (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents, submissions or other materials; (vi) without limiting Section 7.2(b), use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement and the other Transaction Documents as violative of any Law. Notwithstanding anything to the contrary in this Section 7.2(a), materials provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) to remove references or other information concerning the valuation of the Subject Interests, (y) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 7.2(a)) and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(b) To the extent necessary to obtain the waiver or consent from any Governmental Authority required to satisfy the condition set forth in Section 8.1(b), or to avoid the entry of or have lifted, vacated or terminated any Law enacted, entered, promulgated, enforced or issued by any Governmental Authority restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, each Acquiror shall take the following actions: (i) propose, negotiate, offer to commit and effect (and, if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the transactions contemplated by this Agreement, the sale, divestiture or disposition of any assets or businesses of the Subject Entities; (ii) terminate (or agree to terminate) any existing relationships and contractual rights and obligations of the Subject Entities; (iii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to any of the assets or business of the Subject Entities, or its ability to retain any of the assets or businesses of the Subject Entities (collectively, “Remedial Action”). Sellers agree to cooperate with Acquirors to facilitate any Remedial Action that Acquirors deem necessary, including consenting to the sale, divestiture or disposition of any assets or businesses of the Subject Entities, provided that any such sale, divestiture or disposition is conditioned on the consummation of the transactions contemplated by this Agreement. If Acquirors exercise their rights pursuant to the following sentence, then Acquirors shall, in any event and notwithstanding such exercise, take all such actions as are necessary in a timely manner to achieve the clearance or approval of the Governmental Authority or other party prior to the Outside Date. Acquirors shall have the right, but not the obligation, to oppose, through litigation or otherwise, any request, attempt or demand by any Governmental Authority or any other party for any Remedial Action or similar arrangement or undertaking in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby; provided, however, that Acquirors shall, in any event and notwithstanding such exercise, take the actions specified in this Section 7.2(b) in a timely manner to achieve the clearance or approval of the Governmental Authority or other party prior to the Outside Date. Notwithstanding anything to the contrary herein, neither Acquirors nor any of their respective Affiliates or Subsidiaries (including for the avoidance of doubt any direct or indirect portfolio companies of investment funds advised or managed by GIM or its Affiliates) will be required to take any Remedial Action involving assets, properties, businesses, product lines or services of Acquirors or any of their respective Affiliates or Subsidiaries (other than, for the avoidance of doubt, the Subject Entities) in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(c) Acquirors and their counsel shall have the right to lead all matters with any Governmental Authority (including devising the strategy for obtaining any necessary antitrust or competition clearances and other approvals of Governmental Authorities) consistent with their obligations hereunder; provided, however, that (i) Acquirors shall promptly and fully inform Sellers about material conferences and meetings with Governmental Authorities concerning the transactions contemplated hereby and afford Sellers the right to attend and participate (to the extent permitted by the relevant Governmental Authority) and (ii) subject to applicable Laws relating to the exchange of information, each of Acquirors and Sellers shall have the right to review in advance, and to the extent practicable each such Party will consult the others on and will take into account the reasonable inputs, comments and recommendations of the other Parties on any filing made with, written materials submitted to, or oral presentations made to, any Governmental Authority or other third party in connection with any governmental inquiry, investigation or proceeding with respect to the transactions contemplated hereby.

Section 7.3 Conduct Pending the Closing.

(a) Prior to the Closing Date, DGS shall cause the Manager, and shall cause the Manager to cause the other Subject Entities, to (i) operate in the ordinary course of business consistent with past practices, (ii) use commercially reasonable efforts to preserve relationships with the material customers and material suppliers of the Subject Entities, and (iii) use commercially reasonable efforts to maintain all insurance policies and material Permits; provided, however, that none of the Subject Entities will be prohibited from (i) taking any action contemplated by this Agreement or any of the other Transaction Documents or as described on Schedule 7.3(a) or as permitted by any express exceptions to, or consents granted with respect to, the restrictions contained in Section 7.3(b) or (ii) taking any action required under applicable Law, pursuant to applicable requirements of a national securities exchange or by any Governmental Authority, in each case prior to the Closing Date.

(b) In addition to the restrictions set forth in Section 7.3(a), prior to the Closing Date (except, as contemplated in this Agreement or any of the other Transaction Documents; as described in Schedule 7.3(b); as required under applicable Law or by any Governmental Authority; or with the prior written consent of Acquirors, which consent shall not be unreasonably withheld, delayed or conditioned), DGS shall not, and shall cause the Manager not to, and shall cause the Manager to cause the other Subject Entities not to, in each case:

(i) (A) make any change or amendment to the Organizational Documents of any of the Manager, ENLC, the General Partner or the MLP or (B) make any change or amendment to the Organizational Documents of any Subject Entity not described in clause (A) that (I) is material, (II) would be adverse to Acquirors or (III) adversely impacts the consummation or effectiveness of the sale and purchase of the Subject Interests pursuant to this Agreement;

(ii) make any capital expenditure, except for (A) expenditures that are contemplated by the 2018 Budgets or represent a deviation equal to or less than 10% from expenditures contemplated by the 2018 Budgets (whether or not any such capital expenditure is made during the 2018 fiscal year) or (B) expenditures made to respond to an emergency or for the safety of individuals or protection of the environment; provided that Sellers shall provide prompt notice to Acquirors upon the occurrence of such emergency and upon the taking of such action(s);

(iii) (X) create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person, (Y) make any loans, advances or capital contributions to, or investments in, any other Person, except for expenditures that are contemplated by the 2018 Budgets or represent a deviation equal to or less than 10% from expenditures contemplated by the 2018 Budgets (whether or not any such capital expenditure is made during the 2018 fiscal year), or (Z) pledge or otherwise encumber the Subject Interests or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances), in each case, other than (A) in the ordinary course of business consistent with past practice, (B) pursuant to the MLP Credit Agreement or the ENLC Credit Agreement, (C) as required by indentures filed in SEC Reports to which any of the Subject Entities is already a party or (D) for refinancing indebtedness;

(iv) declare or pay any distributions in respect of any equity securities or partnership interests of the MLP or ENLC, except (A) the declaration and payment of regular quarterly distributions to holders of common units of the MLP and ENLC and any corresponding distribution on the GP Interests or IDRs, in each case in amounts consistent with past practice or published guidance and (B) the declaration and payment of distributions in cash or in kind to the holders of the Series B Preferred Units or the Series C Preferred Units, in each case, (x) in accordance with the Organizational Documents of the MLP or ENLC, as applicable, and (y) as approved by the board of directors of the General Partner, in its capacity as the general partner of the MLP, or the board of directors of the Manager, in its capacity as the managing member of ENLC, as applicable;

(v) merge with or into, or consolidate with, any other Person or acquire the business or assets of any other Person, except for (A) transactions contemplated by the 2018 Budgets (whether or not such transaction is consummated during the 2018 fiscal year) or (B) transactions by the Subject Entities with a value in the aggregate not exceeding $25,000,000;

(vi) sell, be the lessor with respect to, transfer or dispose of any assets, except for sales (A) pursuant to a binding agreement that has been provided to Acquirors and in effect as of the date of this Agreement, (B) by the Subject Entities of obsolete, immaterial or non-operative assets in the ordinary course of business, (C) that do not exceed $25,000,000 in the aggregate, or (D) contemplated in the 2018 Budgets;

(vii) waive any rights or benefits held by the General Partner attributable to the General Partner’s ownership of the GP Interests and the IDRs that would be binding on the General Partner or its ownership of the GP Interests or the IDRs after the Closing, except for any waivers made under Section 5.5 of the MLP Partnership Agreement;

(viii) waive any rights or benefits held by the Manager attributable to the Manager’s ownership interest in ENLC that would be binding on the Manager or its ownership interest in ENLC after the Closing, except for any waivers made under Section 5.5 of the ENLC Operating Agreement;

(ix) change or modify any material accounting policies, except as required by GAAP or any applicable regulatory authorities or independent accountants;

(x) approve or execute any new employment or severance agreements or make material amendments to any existing employment or severance agreements or any employee compensation, benefit or incentive plans or arrangements other than (A) customary increases in accordance with the compensation philosophy developed and employed during the past two years, (B) in connection with reorganization efforts to increase efficiency or that result in cost-savings or (C) entering into severance arrangements with an aggregate potential payout amount that does not exceed $3,000,000;

(xi) adopt a plan of complete or partial liquidation or resolutions provided for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of Sellers;

(xii) repurchase, redeem or otherwise acquire any securities of the MLP or ENLC;

(xiii) fail to maintain any material right-of-way and other material real property other than in the ordinary course of business consistent with past practice;

(xiv) cause the Subject Entities to purchase any securities or ownership interests of, or make any investment in any Person (except as permitted by Section 7.3(b)(v));

(xv) amend, modify or waive any material right or material obligation or transfer any material rights under any Material Contract, other than in the ordinary course of business consistent with past practices;

(xvi) enter into any Contract with Devon or any of its Affiliates, or modify, amend or waive any material rights or obligations under any such Contract, in each case other than with respect to (A) Contracts not involving amounts in excess of $120,000, (B) Contracts for the purchase and sale of natural gas liquids, natural gas or crude oil entered into in the ordinary course of business consistent with past practices or (C) Contracts made pursuant to, or consistent with, Contracts previously disclosed in the SEC Reports;

(xvii) issue or sell any equity securities in ENLC or the MLP;

(xviii) hire, promote, terminate or otherwise change the employment status or title of any employee, officer or director, other than in the ordinary course of business consistent with past practice or in connection with reorganization efforts to increase efficiency or that result in cost-savings;

(xix) make or change any material election in respect of Taxes, enter into any material Tax sharing or similar agreement or closing agreement or enter into any intercompany transactions giving rise to material deferred gain or loss of any kind; or

(xx) agree to do any of the foregoing.

Section 7.4 Financing.

(a) Prior to Closing, each Seller shall, and shall use commercially reasonable efforts to cause the Subject Entities to, provide assistance (and to cause their respective personnel and advisors to provide assistance) with the Debt Financing as is reasonably requested by Acquirors in connection with the arrangement of, and the satisfaction on a timely basis of all conditions precedent to, the Debt Financing. Such assistance shall include, but not be limited to: (i) reasonable participation in, and assistance with, the preparation of the Marketing Material; (ii) reasonable participation by senior management of the Subject Entities in, and assistance with, the preparation of a reasonable number of rating agency presentations and meetings with rating agencies; (iii) delivering the Financing Information to Acquirors as promptly as reasonably practicable once available; (iv) delivering customary authorization letters to the Lenders authorizing the distribution of Marketing Material to prospective investors (including assistance from the Manager, (x) with Acquirors’ determination of the presence or absence of material non-public information and (y) with Acquirors’ making customary 10b-5 representations); and (v) assisting Acquirors in connection with the preparation by Acquirors of any loan, pledge and security agreements required in connection with the Debt Financing for the borrowing of loans and/or granting of a security interest (and perfection thereof) in the Subject Interests, including requesting that the transfer agent with respect to the applicable Subject Entity make any applicable notations in the equity register of the applicable Subject Entity reflecting the pledge of the Subject Interests in favor of the Financing Sources or an agent or trustee on their behalf if required; provided that (A) no Liability shall be imposed on Sellers, their Affiliates or any Subject Entity or their respective officers or employees involved and (B) information provided by Sellers or the Subject Entities in connection with the Debt Financing shall only be provided to sources or potential sources of financing that have executed a confidentiality agreement on terms reasonably acceptable to Sellers. Sellers hereby consent to the use of all of the Subject Entities’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers, the Subject Entities, their respective Affiliates or their respective business. Acquirors acknowledge and agree that the obtaining of the Debt Financing shall not constitute a condition to Acquirors’ obligation to close the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary in Section 7.4(a), (i) no Seller or Subject Entity or any of their respective Affiliates or any of their respective equityholders or governing bodies shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing Documents or execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing (except for the authorization letters set forth in Section 7.4(a)(iv)), (ii) no obligation of any Seller or Subject Entity or any of their respective Affiliates or any of their respective partners, members, managers, officers, directors, personnel and advisors under any certificate, document, instrument or agreement entered into pursuant to the foregoing shall be effective until Closing (except for the authorization letters set forth in Section 7.4(a)(iv)), (iii) no Seller or Subject Entity or any of their respective Affiliates or any of their respective partners, members, managers, officers, directors, personnel and advisors shall be required to pay any commitment or other similar fee, or incur any other cost or expense or Liability (except for any cost or expense that is subject to the expense reimbursement provision expressly set forth in Section 7.4(e)), in connection with the Debt Financing, (iv) no such cooperation shall be required to the extent it would unreasonably interfere with the ongoing business or operations of any Seller or Subject Entity or any of their respective Affiliates, (v) no Seller or Subject Entity shall be required to deliver any information if it is not reasonably available or prepared in the ordinary course of business of such Seller or Subject Entity, (vi) no Seller or Subject Entity or any of their respective Affiliates or any of their respective partners, members, managers, officers, directors, personnel and advisors shall be required to deliver any certificate, document, instrument or agreement if any representation and warranty or certification set forth therein would be inaccurate in any material respect, (vii) no such cooperation shall be required to the extent it would reasonably be expected to conflict with or violate any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Material Contract, any material Contract of any Seller or this Agreement, (viii) other than the obligations of Sellers to cooperate, and to cause the Subject Entities to cooperate with Acquirors, with respect to the Debt Financing as contemplated by Section 7.4(a), no Subject Entity, nor any of their respective Affiliates or any of their respective partners, members, managers, officers, directors, personnel and advisors shall incur any Liability with respect to the Debt Financing and (ix) no Subject Entity shall be a party to any agreement, certificate, document or instrument with respect to the Debt Financing (except with respect to the authorization letters set forth in Section 7.4(a)(iv).

(c) Acquirors shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to obtain the proceeds of the Debt Financing on the Closing Date on terms and conditions no less favorable to Acquirors than the terms and conditions described in the Commitment Letters. Such actions shall include, but not be limited to, the following: (i) maintaining in effect the Commitment Letters, provided that Acquirors may replace or amend the Debt Commitment Letter (including, but not limited to, adding new lenders, lead arrangers, bookrunners, syndication agents or similar entities to the Debt Commitment Letter pursuant to the terms thereto) in accordance with this Section 7.4(c) and Section 7.4(d); (ii) participation by senior management of Acquirors in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) causing the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter; (iv) satisfying on a timely basis all Financing Conditions that are within Acquirors’ or any of their Affiliates’ control; (v) negotiating, executing and delivering Debt Financing Documents on terms no less favorable to Acquirors than the terms contained in the Debt Commitment Papers (including any “market flex” provisions of the Fee Letter); and (vi) complying with Acquirors’ obligations under the Debt Commitment Papers. In the event that all conditions contained in the Debt Commitment Letter have been satisfied (or upon funding will be satisfied) and all closing conditions contained in Article VIII of this Agreement have been satisfied (other than those conditions which by their terms are only capable of being satisfied at the Closing) or waived, to the extent permitted, by the party entitled to the benefit thereof, each Acquiror shall use its reasonable best efforts (including by taking enforcement action) to cause each Lender to fund its committed portion of the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at the Closing.

Acquirors shall not, without the prior written consent of Sellers, permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, or enter into any other agreements, side letters or arrangements relating to, the Commitment Letters if such amendment, supplement, modification, waiver, replacement or other agreements, side letters or arrangements (A) would reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (B) reduces the amount of the Financing, (C) adversely affects the ability of Acquirors to enforce their rights against any of the other parties to the Commitment Letters as so amended, supplemented, modified, waived or replaced, relative to the ability of Acquirors to enforce its rights against any of such other parties to the Commitment Letters as in effect on the date hereof or (D) adds new (or modifies any existing) conditions to the consummation of all or any portion of the Financing in a manner that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement.

(d) Acquirors shall give Sellers prompt notice of any breach by any party to the Commitment Letters of which any Acquiror or any of their respective Affiliates becomes aware; provided, however, that in no event shall Acquiror be under any obligation to disclose any information that may not be disclosed in accordance with the requirements of applicable Law. Without limiting Acquirors’ obligations under Section 7.4(c), if a Financing Failure Event occurs, each Acquiror shall (i) promptly notify Sellers of such Financing Failure Event and the reasons therefor, (ii) in consultation with Sellers, use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative financing sources on terms (including structure, covenants and pricing) not materially less beneficial to Acquirors than the terms and conditions set forth in the Commitment Letters (including any “market flex” provisions contained in the Fee Letter), with lenders reasonably satisfactory to Acquirors, in an amount sufficient to fund the Purchase Price and consummate the transactions contemplated by this Agreement and to pay related fees and expenses at the Closing) and (iii) obtain, and when obtained, provide Sellers with a copy of, a new financing commitment that provides for such alternative financing. Neither Acquirors nor any of their respective Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters or any Debt Financing Document except as provided herein. Acquirors shall provide Sellers with prompt written notice (A) of (I) any breach or default (or any event that could reasonably be expected to give rise to a breach or default) by any party to any Commitment Letters of which Acquirors becomes aware, (II) any dispute or disagreement among parties to any Commitment Letter, (III) the receipt of any written notice or other written communication from any Lender or Equity Investor with respect to any actual, alleged or threatened breach, default, termination or repudiation by any party to any Commitment Letters or of any provision thereof and (IV) (and together with copies thereof) any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or any replacement, or other agreement, side letter or arrangement relating to, the Commitment Letters, and (B) if at any time for any reason Acquirors believe in good faith that they will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters necessary to permit Acquirors to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at the Closing. Acquirors shall keep Sellers reasonably informed on a current basis of the status of their efforts to consummate the Financing and shall provide Sellers the documentation with respect to any alternative financing promptly upon request.

(e) Acquirors shall, promptly upon (but in no event later than ten days after) request by a Seller Indemnified Party or a Subject Entity, reimburse the Seller Indemnified Parties or Subject Entities, as applicable, for all documented out-of-pocket costs and expenses incurred by the Seller Indemnified Parties or Subject Entities, as applicable, in connection with cooperation required under or with respect to requests made under this Section 7.4 (including this Section 7.4(e)). Acquirors shall indemnify, defend and hold harmless the Seller Indemnified Parties and the Subject Entities from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 7.4 (including any action taken in accordance with this Section 7.4(e)) and any information utilized in connection therewith; provided, however, that the foregoing obligations to any Seller Indemnified Party shall not apply to any information provided by Sellers or Sellers’ Affiliates or other Representatives or to any Losses incurred as a result of the willful misconduct or gross negligence of any such Seller Indemnified Party.

Section 7.5 Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Subject Interests pursuant to this Agreement, including commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder. Neither Sellers on the one hand, nor Acquirors on the other hand will, without the prior written consent of the other, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to another Party as such other Party may reasonably request in order to more effectively consummate the sale and purchase of the Subject Interests hereunder.

Section 7.6 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of Acquirors and their Affiliates, on the one hand, nor Sellers and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified Acquirors, on the one hand, or Sellers, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and given due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely file any reports with the SEC as required under the Exchange Act or the Securities Act. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to the Transaction Documents or the transactions contemplated thereby that are not materially inconsistent with, or contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 7.6.

Section 7.7 Confidential Information.

(a) For two years after the Closing:

(i) Sellers and their Affiliates shall not, directly or indirectly, disclose to any Person or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Subject Entities prior to the Closing Date; and

(ii) Acquirors and their Affiliates shall not, directly or indirectly, disclose to any Person or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to (A) Sellers, their Affiliates or their respective businesses or operations or (B) the business, operations or ownership of the Subject Entities prior to the Closing Date; provided, however, that any such confidential information received, obtained or created in the course of defending any Claim or action under Article IX shall not be disclosed for a period of two years following the resolution of such Claim or action.

(b) Notwithstanding the foregoing, Acquirors, Sellers and their respective Affiliates and any of their respective Representatives, may disclose or use any information relating to the business and operations of the Subject Entities, or Sellers, as the case may be:

(i) if required by Law, including applicable regulatory authority or stock exchange rule or if contemplated by the requirements set forth herein;

(ii) if such disclosure is to another Person and, at the time such information is provided, such other Person is already in the possession of such information and is bound by confidentiality obligations with respect to such information that are at least as stringent (including, for the avoidance of doubt, with respect to the time period of such confidentiality obligations) as those contained in this Agreement and any other Transaction Documents;

(iii) if such disclosure is to (A) a Representative of (I) any Seller or any Affiliate of any Seller or (II) any Acquiror or any of its Affiliates that control or are controlled by any Acquiror, (B) any Affiliate of any Seller or (C) any Affiliate of any Acquiror that controls or is controlled by any Acquiror, in each case, to the extent such Representatives or Affiliates are directed and caused to comply with the confidentiality and restrictions on use provided for in this Section 7.7;

(iv) if such use or disclosure is reasonably necessary with respect to, or otherwise permitted or required by or with respect to, any agreements between any of the Subject Entities on the one hand and any Seller or any Affiliate of any Seller on the other hand, whether currently existing or existing hereafter, including if such use or disclosure is reasonably necessary or advisable with respect to the negotiation of any amendment to any such agreement or any new agreement between such Persons;

(v) if the use, private disclosure in the ordinary course of business, or public disclosure of such information is solely undertaken by the Subject Entities and, in each case, such information solely relates to the business and operations of the Subject Entities and not of Sellers, their Affiliates or their respective businesses or operations; or

(vi) if required in connection with a Claim or action under Article IX.

(c) Nothing in this Agreement will prevent any individual from: (i) lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the SEC or any other Governmental Authority regarding a possible violation of any Law; (ii) responding to any inquiry or legal process directed to an individual from any Governmental Authority; (iii) testifying, participating or otherwise assisting in a Proceeding by any Governmental Authority relating to a possible violation of Law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or another Governmental Authority. No individual will be required to obtain prior authorization from Acquirors, Sellers, or any of their respective Affiliates before engaging in any of the conduct described in the previous sentence, or to notify Acquirors, Sellers or their respective Affiliates of having engaged in any such conduct.

(d) For the avoidance of doubt, nothing in this Section 7.7 is intended to, nor does it, modify any confidentiality provisions (including, for the avoidance of doubt, any qualifications and exceptions thereto) contained in any agreement between any of the Subject Entities on the one hand and any Seller or any Affiliate of any Seller on the other hand.

Section 7.8 Resignations. Sellers will (a) use commercially reasonable efforts to deliver at the Closing duly executed letters of resignation or (b) cause the removal, in each case, effective as of the Closing, of any individual that is an officer or director of the Manager or the General Partner that is also a manager, director or officer of Sellers or any of their Affiliates (collectively, the “Resigning Directors and Officers”).

Section 7.9 Certain Insurance and Indemnification Matters.

(a) Subject to Section 9.5(e), Acquirors agree that all rights to indemnification and exculpation existing in favor of the Subject Entities or any present or former director, manager, officer, employee, fiduciary or agent of the Subject Entities, as provided in the respective Organizational Documents of such Persons in effect as of the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of not less than six years. For a period not less than six years, Acquirors shall not amend, restate, waive or terminate any Organizational Document of the Subject Entities in any manner that would adversely affect the indemnification or exculpation rights of any such present or former director, manager, officer, employee, fiduciary or agent.

(b) Acquirors covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each individual who served as a director, manager or officer (each, a “Covered Person”) of any of the Subject Entities at any time prior to the Closing Date, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the Closing pursuant to Section 7.8, Acquirors shall cause such applicable Subject Entity (i) to continue in effect the current fiduciary liability insurance policy or policies that such Subject Entity has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (x) to provide fiduciary liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y) to provide a ‘tail’ or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case so that each Covered Person has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing with substantially similar coverage (including policy limits, exclusions and scope) as such Covered Person has coverage for such acts, events, occurrences or omissions under the fiduciary liability insurance or similar policy maintained by the Subject Entities as of the date of this Agreement; provided that Acquirors and the Subject Entities shall not be required to pay premiums for such insurance policy in excess of 300% of the current premium for such coverage.

(c) In the event that any Acquiror or any Subject Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assume the obligations set forth in this Section 7.9.

Section 7.10 Post-Closing Access; Records. From and after the Closing, Acquirors and their Affiliates shall make or cause to be available to Sellers all books, records, Tax Returns and documents of the Subject Entities (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to, or filings with, equityholders or Governmental Authorities or (c) such other purposes for which access to such documents is determined by such requesting Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Sellers or any of their Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Acquirors, their Affiliates or the Subject Entities and the reasonable out-of-pocket expenses of Acquirors, their Affiliates or the Subject Entities incurred in connection therewith shall be paid by Sellers. Acquirors shall cause each Subject Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) seven years after the Closing Date and (ii) any applicable statute of limitations, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of the period in which it maintains and preserves such records.

Section 7.11 Exclusivity. Prior to the earlier of the Closing or the termination of this Agreement, Sellers and Devon shall not, and shall not permit their directors, officers, employees, investment bankers, financial advisors, representatives or agents to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, with any Third Party any transaction involving a merger, consolidation, business combination or purchase or disposition of the Subject Interests other than the transactions contemplated by the Transaction Documents (an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers with any Third Party in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Third Party, any nonpublic information concerning the Subject Interests in connection with an Acquisition Transaction or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Upon or prior to the execution of this Agreement, Sellers shall, and shall cause their directors, officers, employees, investment bankers, financial advisors, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquirors) conducted heretofore with respect to any Acquisition Transaction.

Section 7.12 Tax Matters.

(a) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement (“Transfer Taxes”) shall be borne 50% by Acquirors and 50% by Sellers, and any Party required by applicable Law to file Tax Returns with respect to such Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and the other Parties agrees to cooperate in the preparing of any such Tax Return and other documentation. If required by applicable Law, the Parties agree to join in the execution of any such Tax Return and other documentation.

(b) Purchase Price Allocation. Acquirors and Sellers agree to use commercially reasonable efforts to agree to allocate, for U.S. federal income Tax purposes, the Purchase Price among the ENLC Units, the DGS MLP Units, the SGP MLP Units and the Manager Interests. Acquirors and Sellers agree to use commercially reasonable efforts to cause the MLP to allocate the amount allocated to the DGS MLP Units and the SGP MLP Units among the assets of the MLP in a manner consistent with the methodology historically used to make Section 743(b) adjustments for MLP common units traded on a monthly basis. Acquirors and Sellers agree to treat and report the transactions contemplated by this Agreement in all respects consistent with such agreed allocation, if any, for purposes of any U.S. federal and applicable state income Taxes (including, but not limited to any statements required under Treasury Regulations § 1.751-1(a)(3) and any allocation required under Section 755 of the Code) and not take any action inconsistent with such agreed allocation, if any; provided, however, that no Acquiror or Seller shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connections with such allocations. If Acquirors and Sellers cannot agree on an allocation or methodology, they will report for Tax purposes based on their own allocation and methodology.

(c) Cooperation. Prior to the destruction or discarding of any books and records with respect to Tax matters pertinent to any of the Subject Entities, relating to any taxable period beginning on or before the Closing Date, Acquirors or such Subject Entity shall give Sellers reasonable written notice and, if any Seller so requests, shall allow, or cause any applicable Person to allow such Seller to take, possession of such books and records. Acquirors and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any of the Subject Entities as a result of the transactions contemplated hereby or for any taxable period of such Subject Entities beginning on or before the Closing Date.

(d) Interim Closing. Acquirors and Sellers shall use commercially reasonable efforts to cause the MLP to allocate all items of its income, gain, loss, deduction and credit allocable to the applicable Subject Interests between Acquirors and Sellers based on the “interim closing method” under Section 706 of the Code and the Treasury Regulations thereunder.

Section 7.13 Employee Matters.

(a) With respect to those individuals who are employees of a Subject Entity immediately prior to the Closing Date and who remain employed with Acquirors or their Affiliates following the Closing (the “Continuing Employees”), Acquirors or an Affiliate of Acquirors shall, for a period of 12 months following the Closing, (i) continue to provide the Continuing Employees evaluated as a whole with annual base salaries (or hourly wages, as applicable) and annual incentive compensation opportunities that are not, in the aggregate, less favorable than those provided to the Continuing Employees immediately prior to the Closing; and (ii) continue to provide the Continuing Employees with employee benefits that are not, in the aggregate, less favorable than the employee benefits that were available to Continuing Employees immediately prior to the Closing under the MLP Benefit Plans.

(b) Effective from and after the Closing Date, to the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by Acquirors or an Affiliate of Acquirors (an “Acquiror Benefit Plan”), Acquirors or the applicable Affiliate of Acquirors shall use commercially reasonable efforts to (i) recognize for purposes of eligibility, vesting and benefit levels under vacation and severance benefits programs under such Acquiror Benefit Plan, service with a Subject Entity, any of their Affiliates, or any predecessor of any such entity prior to the date on which such Continuing Employee becomes eligible to participate in the applicable Acquiror Benefit Plan to the extent such service was recognized under the corresponding MLP Benefit Plan, except where it would result in a duplication of benefits; and (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under an Acquiror Benefit Plan that is a welfare benefit plan, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding MLP Benefit Plan immediately prior to the date on which such Continuing Employee becomes eligible to participate in the applicable Acquiror Benefit Plan; and (iii) provide full credit for all co-payments, deductibles and similar payments such Continuing Employee made or incurred under a MLP Benefit Plan as of immediately prior to the date on which such Continuing Employee becomes eligible to participate in the applicable Acquiror Benefit Plan.

(c) Nothing in this Section 7.13 amends, or will be deemed to establish, amend, or prevent the amendment or termination of, any MLP Benefit Plan or any other employee benefits or compensation plan, program or arrangement. No provision of this Agreement shall be construed as a guarantee of continued employment for any employee for any period of time or to prohibit Acquirors or any of their Affiliates from terminating the employment of any Continuing Employee at any time after the Closing. Nothing in this Section 7.13 shall create any third-party beneficiary rights in any Continuing Employee.

Section 7.14 Non-Solicitation. For the period beginning on the date hereof and ending on the date that is two (2) years after the Closing Date, Devon and Sellers will not, and will cause their respective Subsidiaries not to, without the prior written consent of Acquirors, (a) solicit or induce any employee of the Subject Entities to leave the employment of Acquirors or any of the Subject Entities or (b) employ any such employee identified on a list of all such employees, which the MLP shall provide to Sellers promptly following the date hereof, as such list shall be updated from time to time; provided, however, that Devon, Sellers and any of their respective Subsidiaries may engage in general solicitations for employees in the ordinary course of business and consistent with past practice, including any search firm engagement which, in any such case, is not directed or focused on employees of the Subject Entities.

ARTICLE VIII

CLOSING

Section 8.1 Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

(a) no Order shall be in effect, and no Law shall have been enacted or adopted, that enjoins or otherwise prohibits the consummation of the transactions contemplated by the Transaction Documents; and

(b) any applicable waiting periods (and any extensions thereof) under the HSR Act relating to the transactions contemplated by the Transaction Documents shall have expired or been terminated.

Section 8.2 Conditions Precedent to Obligations of Acquirors. The obligation of Acquirors to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) (i) each of the Seller Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, which must be true and correct in all material respects as of that earlier date), provided, that, the representations and warranties set forth in Sections 3.5, 4.4(a)(i)-(v), 4.4(b)-(d) and 5.4(a)(i)-(ii), 5.4(b)-(f) shall be true and correct except for such failures to be true and correct which have had, or would reasonably be expected to have, a de minimis effect; (ii) the representations and warranties set forth in Sections 4.8(a) and 5.8(a) shall be true and correct in all respects, and (iii) each of the representations and warranties set forth in Article III, Article IV or Article V that are not Seller Fundamental Representations or representations and warranties set forth in Section 4.8(a) and Section 5.8(a) shall be true and correct except to the extent any inaccuracy would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, with respect to any such representations and warranties contained in Article III, or a Subject Entities Material Adverse Effect, with respect to any such representations and warranties contained in Article IV or Article V (without giving effect to qualifications of Seller Material

Adverse Effect, Subject Entities Material Adverse Effect, materiality or any similar qualifications set forth in such representation or warranty) on and as of the date of this Agreement and at and as of the Closing with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date);

(b) Sellers shall not have breached in any material respect their obligations and agreements required to be performed and complied with by them under this Agreement prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been any effect, event, change, occurrence, fact, circumstance or development (whether or not foreseeable or known as of the Closing Date or covered by insurance) that, individually or in the aggregate, has had or would reasonably be expected to have a Subject Entities Material Adverse Effect;

(d) ENLC shall have obtained a written consent to or waiver of the event of default under (or an applicable amendment, in form and substance reasonably satisfactory to each Party of) the ENLC Credit Agreement in connection with the transactions contemplated by this Agreement from Bank of America, N.A., as administrative agent for the lenders, or from the required lenders specified thereunder, in form and substance reasonably satisfactory to Acquirors, or the ENLC Credit Agreement shall have otherwise been replaced on terms reasonably satisfactory to Acquirors and which do not require consent from the lenders thereunder for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(e) the MLP shall have obtained a written consent to or waiver of the event of default under (or an applicable amendment, in form and substance reasonably satisfactory to each Party of) the MLP Credit Agreement in connection with the transactions contemplated by this Agreement from Bank of America, N.A., as administrative agent for the lenders, or from the required lenders specified thereunder, in form and substance reasonably satisfactory to Acquirors, or the MLP Credit Agreement shall have otherwise been replaced on terms reasonably satisfactory to Acquirors and which do not require consent from the lenders thereunder for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(f) the Crude Gathering Contract, substantially in the form attached hereto as Exhibit E (the “Crude Gathering Contract”), for the Todd and Potato Basin acreage, shall have been executed and delivered by DGS or one of its Affiliates; and

(g) Acquirors shall have received the items listed in Section 8.4.

Section 8.3 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the representations and warranties of Acquirors shall be true and correct in all material respects, in each case, on and as of the date of this Agreement and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case as of such earlier date);

(b) Acquirors shall not have breached in any material respect their obligations and agreements required to be performed and complied with by them under this Agreement prior to the Closing Date; and

(c) Sellers shall have received the items listed in Section 8.5.

Section 8.4 Sellers Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Sellers shall deliver, or cause to be delivered, to Acquirors:

(a) a counterpart of one or more assignments, each substantially in the applicable form attached hereto as Exhibit B (the “Assignment of Interests”), evidencing the conveyance, assignment, transfer and delivery to Acquirors of the Subject Interests and the rights and obligations of Sellers under the Registration Rights Agreement and the Unitholder Agreement, duly executed by Sellers, as applicable;

(b) a certificate duly executed by an executive officer of each Seller, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 8.2(a) and (b) have been satisfied in all respects;

(c) an affidavit, duly executed and acknowledged by each Seller (or, if a Seller is classified as an entity disregarded as separate from another Person, then by such Person) dated as of the Closing Date, in accordance with Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f)(2) of the Code, certifying that such Seller (or, if such Seller is classified as an entity disregarded as separate from another Person, then by such Person) is not a “foreign person” for such purposes;

(d) a certificate duly executed by the Secretary or an Assistant Secretary of each Seller, dated as of the Closing Date, in customary form, attesting to the resolutions of the governing body of such Seller authorizing the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(e) a counterpart of an amendment to each of the Cana GGPA and Bridgeport GGPA, which shall each contain the applicable terms set forth on Schedule 8.4(e), duly executed by DGS; and

(f) duly executed letters of resignation or evidence of removal, effective as of the Closing, of the Resigning Directors and Officers as are required to be delivered pursuant to Section 7.8.

Section 8.5 Acquiror Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Acquirors shall deliver, or cause to be delivered to Sellers:

(a) payment of the Purchase Price in accordance with Section 2.1;

(b) a counterpart of the Assignment of Interests, duly executed by the applicable Acquiror;

(c) a joinder to the Registration Rights Agreement, in the form attached as Exhibit A thereto, duly executed by the ENLC Acquiror;

(d) a joinder to the Unitholder Agreement, in the form attached as Exhibit A thereto, duly executed by the MLP Acquiror;

(e) a certificate duly executed by an executive officer of each Acquiror, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 8.3(a) and (b) have been satisfied in all respects; and

(f) a certificate duly executed by the Secretary or an Assistant Secretary of each Acquiror, dated as of the Closing Date, in customary form, attesting to the resolutions of the general partner of such Acquiror authorizing the execution and delivery of this Agreement and the other Transaction Documents to which such Acquiror is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

ARTICLE IX

INDEMNIFICATION, COSTS AND EXPENSES

Section 9.1 Survival of Representations and Warranties.

(a) Except as provided in Section 9.1(b), the representations and warranties set forth in this Agreement, any other Transaction Document and any certificate or instrument delivered in connection herewith or therewith shall not survive the Closing. The covenants or agreements set forth in this Agreement that, by their terms, are to be performed (i) prior to Closing shall not survive Closing and (ii) after Closing shall survive until the expiration of the applicable statute of limitations or for such shorter period as is explicitly specified herein.

(b) The Seller Fundamental Representations and the Acquiror Fundamental Representations shall survive the Closing indefinitely. The representations and warranties set forth in Article III (other than Seller Fundamental Representations) and Article VI (other than the Acquiror Fundamental Representations) shall survive until the later of (i) one year from the Closing Date and (ii) 60 days following delivery of the report of independent registered public accounting firm of the MLP for the year ended December 31, 2018. Notwithstanding anything in this Section 9.1 to the contrary, a claim relating to any breach or inaccuracy in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 until such claim is finally resolved or judicially determined, if notice of such claim giving rise to such right of indemnity shall have been given pursuant to Section 9.3 to the party against whom such indemnity may be sought prior to such time.

Section 9.2 Indemnification.

(a) From and after the Closing, Acquirors, their current and future Affiliates and each of the current and future direct and indirect equityholders, members, partners, directors, managers, officers, employees and agents of Acquirors or their current and future Affiliates (collectively, the “Acquiror Indemnified Parties”) shall be indemnified and held harmless by Sellers, jointly and severally, for any Losses incurred or sustained by such Acquiror Indemnified Party based upon, attributable to, resulting from or by reason of (including any and all Proceedings, demands or assessments arising out of) (i) the incorrectness, falsity or breach of, as of the date hereof or as of the Closing Date with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date), any of (A) the Seller Fundamental Representations or (B) the representations and warranties contained in Article III (other than the Seller Fundamental Representations) or (ii) any breach of any covenant or other agreement on the part of Sellers to be performed in whole or in part after the Closing.

(b) From and after the Closing, Sellers, their respective current and future Affiliates and each of the current and future direct and indirect equityholders, members, partners, directors, managers, officers, employees and agents of any Seller or its current and future Affiliates (collectively, the “Seller Indemnified Parties” and together with the Acquiror Indemnified Parties, the “Indemnified Parties”) shall be indemnified and held harmless by Acquirors, jointly and severally, for any Losses incurred or sustained by such Seller Indemnified Party based upon, attributable to, resulting from or by reason of (i) the incorrectness, falsity or breach of, as of the date hereof or as of the Closing Date with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date), any of the representations and warranties contained in Article VI, or (ii) any breach of any covenant or other agreement on the part of Acquirors to be performed in whole or in part after the Closing.

Section 9.3 Indemnification Procedure.

(a) Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 9.2, such Indemnified Party will assert its claim for indemnification under Section 9.2 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable survival period specified in Section 9.1 to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable survival period.

(b) In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 9.2 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Losses (subject to any applicable limitations in this Article IX) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s sole option and expense, to assume the defense of the same including the appointment and selection of counsel on behalf of the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days notify the Indemnified Party in writing of its intent to do so; provided, however, that the Indemnifying Party shall not, without the written consent of the Indemnified Party, be entitled to assume or continue to control the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim has or would reasonably be expected to result in damages in excess of the amounts available for indemnification pursuant to Section 9.5, (iv) the Indemnifying Party has failed or is failing to diligently defend such action in good faith, (v) the Third Party Claim would reasonably be expected to have a material and adverse effect on the Indemnified Party’s business, or (vi) separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest; provided that, for the avoidance of doubt, if the Indemnifying Party is unable to assume or continue to control the defense in any such instances, it shall nonetheless remain responsible for the indemnification obligations hereunder. In all events the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim.

(c) Notwithstanding anything in this Section 9.3 to the contrary, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on, or requires any payment from, any Indemnified Party.

Section 9.4 Exclusive Remedy. From and after the Closing, except for any claim based on fraud, the reimbursement and indemnification obligations provided in Section 7.4(e) and this Article IX shall be the sole and exclusive legal remedies of the Parties with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, this Section 9.4 shall not prevent any Party from seeking and obtaining injunctive relief against the other Parties’ activities in breach of this Agreement. In furtherance of the foregoing, each Acquiror hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, any and all rights, claims and causes of action it may have relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise, except for any rights, claims or causes of action under this Article IX or based on fraud.

Section 9.5 Limitations. Notwithstanding anything to the contrary in this Article IX or elsewhere in this Agreement:

(a) Sellers shall not be liable to the Acquiror Indemnified Parties for indemnification under Section 9.2(a)(i)(B) unless and until the aggregate amount of all Losses under Section 9.2(a)(i)(B) exceeds 1.5% of the Purchase Price (the “Deductible”), in which event Sellers will only be required to pay or be liable for Losses in excess of the Deductible. Without limiting the generality of the foregoing, Sellers shall not be liable with respect to any individual claim or a series of related claims with respect to Section 9.2(a)(i)(B) that results in otherwise indemnifiable Losses, and such Losses shall not be counted toward satisfaction of the Deductible, unless the aggregate amount of all such Losses arising from such individual claim or a series of related claims exceed $200,000.

(b) The aggregate liability of Sellers or Acquirors under Section 9.2(a) or Section 9.2(b), as applicable, shall not exceed the Purchase Price; provided, however, that the aggregate liability of Sellers under Section 9.2(a)(i)(B) will not exceed 10% of the Purchase Price.

(c) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss for which it would otherwise be entitled to indemnification pursuant to this Article IX upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided that any reasonable cost incurred by a Party to mitigate any such Loss will be deemed a Loss for purposes of this Article IX.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT NOR ANY AFFILIATE OF A PARTY TO THIS AGREEMENT SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY LOST PROFITS OR PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE, SPECIAL OR INDIRECT DAMAGES, EXCEPT TO THE EXTENT (I) SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT OR (II) IN THE CASE OF CONSEQUENTIAL, REMOTE OR INDIRECT DAMAGES, OR DAMAGES FOR DIMINUTION OF VALUE RELATIVE TO THE PURCHASE PRICE, SUCH DAMAGES ARE REASONABLY FORESEEABLE.

(e) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall the Manager or any of its Subsidiaries have any liability to, or obligation to indemnify, any other party hereto under this Agreement and (ii) in no event shall the Manager or any of its Subsidiaries be required to make any contribution to an amount paid or payable by another party hereto in satisfaction of (or relating to) a Claim, Loss or Liability hereunder, nor shall any other party hereto seek such contribution from the Manager or any of its Subsidiaries.

Section 9.6 Tax Treatment of Indemnity Provisions. Each Party, to the extent permitted by applicable Law, agrees to treat any indemnity payments made pursuant to this Article IX as adjustments to the Purchase Price for all U.S. federal and applicable state income and franchise Tax purposes.

Section 9.7 Calculation of Losses. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and other indemnity arrangements. Notwithstanding anything to the contrary in this Article IX, for the purposes of determining the amount of Losses incurred or suffered with respect to a breach of representations or warranties and for the purposes of determining whether or not a breach of representations or warranties has occurred, (x) any reference to “material,” “materially,” “Subject Entities Material Adverse Effect,” “Seller Material Adverse Effect” or “Acquiror Material Adverse Effect” will be disregarded for the purposes of this Article IX, other than with respect to the representations and warranties contained in Section 4.6, Section 4.8, Section 5.7 and Section 5.8 and (y) Sections 4.7(c), 4.9(c), 4.12(l), 4.15(e), 4.17(b), 5.10(b) and 5.15(c) shall not be given effect.

Section 9.8 No Duplication. In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent such Losses were already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 9.9 Devon Guaranty. Devon hereby absolutely, unconditionally and irrevocably guarantees to Acquirors the due and punctual observance, performance and discharge of the indemnification obligations of Sellers pursuant to, and in accordance with, Section 9.2(a) hereof (the “Guaranteed Obligations”). If any Seller fails to discharge any of the Guaranteed Obligations when due, taking into consideration the procedures, limitations and restrictions set forth in this Article IX, any Acquiror Indemnified Party may take any and all actions available hereunder to enforce Devon’s obligations under this Section 9.9 and to collect any amounts owed to such Acquiror Indemnified Party by such Seller from Devon, and Devon shall pay such amounts reasonably promptly. In furtherance of the foregoing, Devon acknowledges that each Acquiror Indemnified Party may bring and prosecute a separate action or actions against Devon for the full amount of Devon’s liabilities under this Section 9.9 in respect of the Guaranteed Obligations, regardless of whether action is brought against Sellers or whether Sellers are joined in any such action or actions.

Section 9.10 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES HERETO OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY HERETO, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY HERETO DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES,

WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO OR IN THE CASE OF FRAUD, EACH PARTY HERETO HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY HERETO OR ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE MADE AVAILABLE OR OTHERWISE PROVIDED TO ANY PARTY HERETO OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ACQUIRORS UNDERSTAND AND AGREE THAT ANY INVENTORY, EQUIPMENT, ASSETS, PROPERTIES AND BUSINESS OF THE SUBJECT ENTITIES ARE FURNISHED “AS IS”, “WHERE IS” AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, ARTICLE IV AND ARTICLE V, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER.

ARTICLE X

TERMINATION

Section 10.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of Sellers and Acquirors;

(b) by Sellers or Acquirors, if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to such Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c) by Acquirors, if Sellers shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Sellers shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after Acquirors’ receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Acquirors if any Acquiror is in material breach of its representations, warranties or covenants hereunder;

(d) by Sellers, if Acquirors shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Acquirors shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after Sellers’ receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Sellers if any Seller or Manager is in material breach of its representations, warranties or covenants hereunder; or

(e) by Sellers, if (i) at least two Business Days have elapsed since the Inside Date and all of the conditions provided for in Sections 8.1 and 8.2 have been satisfied or irrevocably waived (other than those conditions which by their terms are only capable of being satisfied at the Closing, provided that such conditions are capable of being satisfied if the Closing Date were the date of the provision of the notice described in clause (ii) below), (ii) Sellers have delivered irrevocable written notice to Acquirors to the effect that (x) all of the conditions provided for in Section 8.1 and Section 8.2 have been satisfied or irrevocably waived (other than those conditions which by their terms are only capable of being satisfied at the Closing, provided that such conditions are capable of being satisfied if the Closing Date were the date of the provision of such notice) and (y) Sellers are, subject to Acquirors’ performance of their obligations, ready, willing and able to consummate the Closing pursuant to Section 2.3, and (iii) Acquirors fail to consummate the transactions contemplated by this Agreement; or

(f) by Sellers or Acquirors, in the event that the Closing does not occur on or before September 4, 2018 (such date, as may be extended pursuant to this Section 10.1(f), the “Outside Date”); provided, however, that if by September 4, 2018, (i) the Closing has not occurred and (ii) the conditions set forth in Section 8.1(a) or (b) have not been satisfied, the Outside Date shall be extended to a date no later than October 2, 2018, upon the election of any Party, in its sole discretion, and provided further that if by October 2, 2018, (X) the Closing has not occurred and (Y) the conditions set forth in Section 8.1(a) or (b) still have not been satisfied, the Outside Date shall be further extended to a date no later than December 3, 2018 upon the election of Acquirors, in their sole discretion; provided, in any such case, that such failure of the Closing to occur is not due to the failure of such Party seeking to terminate this Agreement to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing.

Section 10.2 Procedure Upon Termination. In the event of termination of this Agreement by Acquirors or Sellers, or both, pursuant to Section 10.1, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by Acquirors or Sellers.

Section 10.3 Effect of Termination; Termination Fees.

(a) Subject to Section 10.3(b), in the event that this Agreement is terminated as provided in Section 10.1, then each of the parties hereto shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Acquirors or Sellers, except for the provisions of this Section 10.3, Article XI, Section 12.3 and Section 12.5; provided, subject to Section 10.3(d), that nothing in this Section 10.3 shall relieve Acquirors or Sellers of any Liability for fraud or a willful breach of this Agreement.

(b) In the event that this Agreement is terminated by Sellers pursuant to Sections 10.1(d) or (e), or is terminated by Sellers or Acquirors pursuant to Section 10.1(f) at a time when Sellers could have terminated the Agreement pursuant to Sections 10.1(d) or (e), then, in any such case, Acquirors shall promptly, but in no event later than 10 days after the date of such termination, pay or cause to be paid to Sellers or their designee an amount equal to 4% of the Purchase Price (the “Reverse Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by Sellers in writing.

(c) It is agreed that the Reverse Termination Fee is an integral part of this Agreement and without the Reverse Termination Fee, Acquirors and Sellers would not have entered into this Agreement. The Reverse Termination Fee is intended to be liquidated damages (and not a penalty). Accordingly, if Acquirors fail to pay the Reverse Termination Fee pursuant to Section 10.3(b) on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, Sellers commence a Proceeding that results in a final, nonappealable judgment against Acquirors for the payment of the Reverse Termination Fee pursuant to Section 10.3(b), Acquirors shall pay, or cause to be paid, to Sellers, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to Sellers or their designee, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Sellers in connection with such Proceeding.

(d) The Parties agree that the monetary remedies set forth in Section 10.3(b) and the specific performance remedies set forth in Section 12.6 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of Sellers and any of their respective former, current and future Affiliates, each of their former, current and future partners, members, equityholders and Representatives, and each of the Affiliates and current, former and future partners, members equityholders and Representatives of any of the foregoing (with “Affiliates” for purposes of this Section 10.3(d) to include the Subject Entities), and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred as a result of the failure of the Closing to occur for any or no reason. Upon the payment of the Reverse Termination Fee, no Acquiror or Acquiror Non-Recourse Party shall have any liability or obligation in connection with, relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby. Under no circumstances shall any Person be permitted or entitled both to seek or obtain specific performance pursuant to Section 12.6 and to receive all or any portion of the Reverse Termination Fee.

ARTICLE XI

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 11.1 Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware. Each party hereto hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 12.3 addressed to such party at the address specified pursuant to Section 12.3. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the parties hereto further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 12.3 to such party’s address set forth in Section 12.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party hereto agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

(b) Notwithstanding anything herein to the contrary, Devon and Sellers agree, for themselves and on behalf of their affiliates and equityholders, (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively to any New York state court siting in the borough of Manhattan, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof)

and each such Person submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 12.3 shall be effective service of process against it for any such action brought in any such court, (iv) to waive (and hereby irrevocably waives) to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) that any such action shall be governed by, and construed in accordance with, the Laws of the State of New York and (vii) to irrevocably waive (and hereby waives) any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 11.1(c).

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.1.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parties and the Manager, except as otherwise set forth in Section 12.10.

Section 12.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Acquirors or (post-Closing) the Manager:

c/o Global Infrastructure Management, LLC

1345 Avenue of the Americas

New York, NY 10105

Attention: Associate General Counsel

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Charles Carpenter

If to Sellers, Devon or (pre-Closing) the Manager:

c/o Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102

Attention: General Counsel

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, Texas 77002

Attention: Ramey Layne

Section 12.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. No party hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of all Parties; provided, however, that each Acquiror shall be permitted to assign all of its rights, benefits and obligations under this Agreement (a) to one or more Affiliates of such Acquiror and (b) to its Financing Sources in connection with the grant of a security interest in the collateral for the Debt Financing, in each case, without the prior written consent of Sellers, but such Acquiror shall promptly give Sellers written notice of any such assignment and such Acquiror shall not be released from any of its obligations hereunder. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 12.5 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except that each of Acquirors and Sellers shall pay one-half of all expenses incurred in connection with obtaining any consent required pursuant to Section 7.2, including all filings fees required to be paid in respect of any consent required under the HSR Act (other than legal, accounting, financial advisory and consulting fees and related expenses).

Section 12.6 Specific Performance. The Parties and Devon acknowledge and agree that a breach of this Agreement would cause irreparable damage to Acquirors and Sellers and Acquirors and Sellers would not have an adequate remedy at Law. Therefore, the obligations of Acquirors and Sellers under this Agreement, including Sellers’ obligation to sell the Subject Interests to Acquirors and Acquirors’ obligation to purchase the Subject Interests from Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party or Devon may have under this Agreement or otherwise. Notwithstanding the foregoing, it is explicitly agreed that the right of Sellers to specific performance or other equitable remedies in connection with enforcing Acquirors’ obligation to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement and the other Transaction Documents (but not the right of Sellers to specific performance or other equitable remedies for obligations other than with respect to the Equity Financing or such consummation) shall be subject to the requirements that (i) the Inside Date has occurred and all Acquiror Closing conditions were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing but subject to their being capable of being satisfied at Closing) at the time when the Closing would have been required to occur, (ii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iii) Sellers have confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then they would take such actions that are required of them by this Agreement to cause the Closing to occur in accordance with its terms and (iv) Acquirors fail to complete the Closing within three Business Days following the delivery of the confirmations pursuant to the preceding clause (iii).

Section 12.7 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 12.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each Seller and Acquiror agrees that it shall use its commercially reasonable efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each Seller and Acquiror agrees that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 12.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of any schedule delivered by Sellers and the Manager to Acquirors in connection with this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by Sellers or the Manager that such information is required to be listed on such section of the relevant Disclosure Schedule (except to the extent this Agreement expressly states that such applicable section of the Disclosure Schedules is required to include such information) or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

Section 12.10 Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the parties hereto, including any creditor of any party hereto or any of their Affiliates, except (a) Section 7.4(e), Section 7.9 and Article IX shall inure to the benefit of the Persons referred to therein, (b) Section 12.14 shall inure to the benefit of the Persons referred to therein, but only to the extent such rights are exercised or pursued, if at all, by Acquirors acting on behalf of any such Person (which rights may be exercised in the sole discretion of Acquirors), and (c) the Financing Sources are intended third-party beneficiaries of Section 11.1(b), Section 12.1, this Section 12.10 and Section 12.13 and shall be entitled to enforce its rights under such provisions to which it is entitled to benefits. Notwithstanding anything to the contrary contained herein, Section 11.1(b), Section 12.1, this Section 12.10 and Section 12.13, and the definition of “Financing Sources” (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 11.1(b), Section 12.1, this Section 12.10 and Section 12.13) may not be modified, waived or terminated by Acquirors in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the parties to the Debt Commitment Papers. Other than as set forth in the prior sentence: (i) the parties hereto reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement, in accordance with Section 12.1 and Section 12.2, as applicable, without the consent or approval of any other Person and (ii) no party hereto shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a party hereto. No Person other than the parties hereto shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other parties hereto.

Section 12.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any party hereto and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 12.12 Time of Essence. Time is of the essence in the performance of this Agreement.

Section 12.13 Waiver of Claims Against Financing Sources. Subject to the rights of Acquirors under the Debt Commitment Papers, and notwithstanding anything to the contrary contained herein: (a) none of the Financing Sources will have any liability to Sellers or their Affiliates relating to or arising out of this Agreement or any other agreement contemplated by, or entered into in connection with, the acquisitions contemplated by this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement, whether at law, or equity, in contract, in tort or otherwise and (b) neither Sellers, nor any of their Affiliates or their respective Representatives, (i) will have any rights or claims against any Financing Source (solely in their respective capacities as Financing Sources) in connection with this Agreement or any other agreement contemplated by, or entered into in connection with, the acquisitions contemplated by this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement, (ii) will seek to enforce this Agreement against any Financing Source (solely in their respective capacities as Financing Sources) or (iii) will bring any claim or cause of action against any Financing Source (solely in their respective capacities as Financing Sources) under this Agreement or any other agreement contemplated by, or entered into in connection with, the acquisitions contemplated by this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages.

Section 12.14 Non-Recourse. Each of the following is herein referred to as an “Acquiror Non-Recourse Party”: each of the Affiliates of each Acquiror, each of their present, former and future partners, members, equityholders, officers, directors, managers, employees, agents and representatives, and each of the Affiliates and present, former and future partners, members equityholders, officers, director, managers, employees, agents and representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (“Affiliates” for purposes of the definition of “Acquiror Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by GIM or its Affiliates), provided, however, the term Acquiror Non-Recourse Party expressly excludes Acquirors, any Person that is assigned any interest in any of the Transaction Documents, the Subject Interests or the Subject Entities to the extent of such assignment and, after the Closing, the Subject Entities. Except for remedies as against the Guarantors and the Equity Investors with respect to their respective obligations and liabilities expressly provided for under the Limited Guarantee and the Equity Commitment Letter, no Acquiror Non-Recourse Party shall have any liability or obligation to Sellers or their Affiliates (including for these purposes the Subject Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and Sellers hereby waive and release all claims of any such liability and obligation. Subject to Sellers’ right to specific performance under Section 12.6, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to, or arising out of this Agreement, or the negotiation, performance, or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that Sellers have under the express terms of the Limited Guarantee or the Equity Commitment Letter. Subject to Section 12.10, each Acquiror Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 12.14.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement, effective as of the date first above written.

ACQUIRORS:

GIP III STETSON I, L.P.

By: Global Infrastructure GP III, L.P., its general partner

By: Global Infrastructure Investors III, LLC, its general partner

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	Partner

GIP III STETSON II, L.P.

By: Global Infrastructure GP III, L.P., its general partner

By: Global Infrastructure Investors III, LLC, its general partner

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	Partner

Signature Page to Purchase Agreement

SELLERS:

DEVON GAS SERVICES, L.P.

By:	/s/ David A. Hager
Name:	David A. Hager
Title:	President and Chief Executive Officer

SOUTHWESTERN GAS PIPELINE, L.L.C.

By:	/s/ David A. Hager
Name:	David A. Hager
Title:	President and Chief Executive Officer

SOLELY FOR PURPOSES OF SECTIONS 7.11, 7.14, 9.9 AND 11.1(b)

DEVON ENERGY CORPORATION

By:	/s/ David A. Hager
Name:	David A. Hager
Title:	President and Chief Executive Officer

Signature Page to Purchase Agreement

MANAGER:

ENLINK MIDSTREAM MANAGER, LLC, acting solely in its individual capacity and not in its capacity as managing member of ENLC

By:	/s/ Michael J. Garberding
Name:	Michael J. Garberding
Title:	President and Chief Executive Officer

Signature Page to Purchase Agreement

EXHIBIT A

DEFINITIONS

“2018 Budgets” means the fiscal 2018 budgets and capital expenditure plans of the MLP and ENLC, which have been made available to Acquirors.

“Acacia” shall have the meaning specified in Section 5.4(b).

“Acquiror” shall have the meaning specified in the preamble.

“Acquiror Benefit Plan” shall have the meaning specified in Section 7.13(b).

“Acquiror Fundamental Representations” means the representations and warranties contained on Section 6.1(a) (Organization), Section 6.2 (Validity of Agreement; Authorization) and Section 6.5 (Brokers).

“Acquiror Indemnified Parties” shall have the meaning specified in Section 9.2(a).

“Acquiror Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of Acquirors or their Affiliates to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede Acquirors’ or any of their Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Acquiror Non-Recourse Party” shall have the meaning specified in Section 12.14.

“Acquisition Transaction” shall have the meaning specified in Section 7.11.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. For purposes of this Agreement and the other Transaction Documents, except where otherwise noted, the Subject Entities shall not be considered Affiliates of Devon or any of its Affiliates (including Sellers) or, prior to the Closing, Acquirors. Notwithstanding anything to the contrary in this Agreement, except as otherwise noted, the term “Affiliate” shall not include, and no provisions of this Agreement shall be applicable to the direct or indirect portfolio companies of investment funds advised or managed by GIM or its Affiliates, unless any of such Persons receives “Evaluation Material” (as defined in the Confidentiality Agreement) or is assigned any interest in any of the Transaction Documents, the Subject Interests or the Subject Entities.

“Agreement” shall have the meaning specified in the preamble.

Exhibit A – 1

“Assignment of Interests” shall have the meaning specified in Section 8.4(a).

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Bridgeport GGPA” the Gas Gathering and Processing Contract relating to the Bridgeport Plant (Wise County, Texas), dated effective as of March 1, 2014, between DGS, as “Shipper,” and EnLink Midstream Services, LLC, a Texas limited liability company, as “Processor.”

“Cana GGPA” means the Gas Gathering and Processing Contract relating to the Cana Plant (Canadian County, Oklahoma), dated effective as of March 1, 2014, between DGS, as “Shipper,” and EnLink Midstream Services, LLC, a Texas limited liability company, as “Processor.”

“Claim” shall have the meaning specified in Section 9.3(a).

“Claim Notice” shall have the meaning specified in Section 9.3(a).

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Code” means the Internal Revenue Code of 1986, including the regulations and published interpretations thereunder.

“Commitment Letters” means the Debt Commitment Papers and the Equity Commitment Letter.

“Confidentiality Agreement” means the Confidentiality Agreement between GIM, an Affiliate of Acquirors, and Devon Energy Corporation, an Affiliate of Sellers, dated March 20, 2018.

“Continuing Employees” shall have the meaning specified in Section 7.13(a).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.

“Courts” shall have the meaning specified in Section 11.1(a).

“Covered Person” shall have the meaning specified in Section 7.9(b).

“Crude Gathering Contract” shall have the meaning specified in Section 8.2(f).

“Debt Commitment Letter” shall have the meaning specified in the definition of Debt Commitment Papers.

Exhibit A – 2

“Debt Commitment Papers” means the debt commitment letter (the “Debt Commitment Letter”) and the related fee letter (the “Fee Letter”), each of which are attached hereto as Exhibit C (provided that the Fee Letter has been redacted in a customary manner with respect to fee amounts), as may be amended, modified, supplemented or replaced in compliance with this Agreement, including Section 7.4, following a Financing Failure Event, pursuant to which the financial institutions party thereto (the “Lenders”) have agreed, subject to the terms and conditions set forth therein, to provide the debt financing in an aggregate amount set forth therein for the purposes of financing the transactions contemplated hereby, including the payment of the Purchase Price.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Papers.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Papers; (b) officer, secretary, solvency and perfection certificates, legal opinions, Organizational Documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Papers or requested by Acquirors or their financing sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by Acquirors or their financing sources.

“Deductible” shall have the meaning specified in Section 9.5(a).

“Devon” shall have the meaning specified in the preamble.

“DGS” shall have the meaning specified in the preamble.

“DGS Interests” shall have the meaning specified in the recitals.

“DGS MLP Units” shall have the meaning specified in the recitals.

“Disclosure Schedules” shall have the meaning specified in Section 12.9.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Enforceability Exceptions” shall have the meaning specified in Section 3.2.

“ENLC” shall have the meaning specified in the recitals.

Exhibit A – 3

“ENLC Acquiror” has the meaning specified in the preamble.

“ENLC Credit Agreement” means that certain Credit Agreement dated as of March 7, 2014 by and among ENLC, as borrower; each lender party thereto from time to time; Bank of America, N.A., as administrative agent, swing line lender and L/C issuer; Citibank, N.A. and Wells Fargo Bank, National Association, as co-syndication agents; and Royal Bank of Canada and Bank of Montreal, as co-documentation agents, as amended from time to time, including pursuant to that certain First Amendment to Credit Agreement and Waiver dated December 23, 2015.

“ENLC Entities” means (a) the Manager, (b) ENLC, (c) EnLink Inc., (d) Acacia and (e) the General Partner.

“ENLC LTIP” means collectively the EnLink Midstream, LLC 2014 Long-Term Incentive Plan and any and all award agreements granted thereunder.

“ENLC Operating Agreement” shall have the meaning specified in the recitals.

“ENLC SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by ENLC with the SEC under the Exchange Act or the Securities Act, since December 31, 2017.

“ENLC Units” shall have the meaning specified in the recitals.

“EnLink Inc.” shall have the meaning specified in the recitals.

“Environmental Laws” means all applicable federal, state, and local Laws relating to the protection, preservation or restoration of the environment (including natural resources), occupational health, or workplace safety, or imposing liability or standards of conduct concerning the generation, use, storage, management, treatment, transportation, disposal or arrangement for disposal of any Hazardous Material.

“Equity Commitment Letter” means the equity financing commitment letter attached hereto as Exhibit D, by and among Acquirors and the Equity Investors, pursuant to which the Equity Investors have committed, subject only to the financing conditions set forth therein, to invest or cause to be invested in the equity capital of Acquirors the amount set forth therein for the purposes of financing the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of the Purchase Price.

“Equity Investors” shall have the meaning specified in Section 6.6.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the regulations and published interpretations thereunder.

Exhibit A – 4

“ERISA Affiliate” means, with respect to the MLP Entities, any member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code with which the MLP Entities are, or at any relevant time were, treated as a single employer.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Fee Letter” shall have the meaning specified in the definition of Debt Commitment Papers.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Papers.

“Financing Failure Event” means any of the following (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable on the terms and conditions set forth in the Commitment Letters (including any “market flex” provisions contained in the Fee Letter), (c) a breach or repudiation by any party to the Commitment Letters, or (d) any party to a Commitment Letter or any Affiliate or agent of such Person shall allege that any of the events set forth in clauses (a) through (c) has occurred.

“Financing Information” means (i) unaudited consolidated balance sheets and related statements of income and cash flows of the Subject Entities for each fiscal quarter ended after April 1, 2018 and at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), and (ii) information reasonably necessary for Acquirors to prepare a customary pro forma combined balance sheet and related pro forma combined statement of income as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which the Annual Reports (including annual financial statements) on Form 10-K or the Quarterly Reports on Form 10-Q (including quarterly financial statements) of the Subject Entities are required to be filed, prepared after giving effect to the transactions contemplated hereby.

“Financing Sources” means the entities that have committed to provide or arrange all or any part of the Debt Financing or alternative debt financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective officers, directors, employees, agents and representatives involved in the Debt Financing and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” shall have the meaning specified in the recitals.

“GIM” means Global Infrastructure Management, LLC.

Exhibit A – 5

“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“GP Interests” shall have the meaning specified in the recitals.

“Guaranteed Obligations” shall have the meaning specified in Section 9.9.

“Guarantors” shall have the meaning specified in the recitals.

“Hazardous Material” shall mean (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, (c) any petroleum hydrocarbons, petroleum or petroleum product, petroleum substances, natural gas, crude oil, or any components, fractions or derivative thereof, (d) any polychlorinated biphenyl, and (e) any chemical, product, material, substance, waste or substance regulated under, or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” or “toxic pollutant” pursuant to, any Environmental Law.

“HSR Act” shall have the meaning specified in Section 3.4.

“IDRs” shall have the meaning specified in the recitals.

“Indemnified Parties” shall have the meaning specified in Section 9.2(b).

“Indemnifying Party” shall have the meaning specified in Section 9.3(a).

“Inside Date” means July 16, 2018.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) Trade Secrets.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

Exhibit A – 6

“Lenders” shall have the meaning specified in the definition of Debt Commitment Papers.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Limited Guarantee” shall have the meaning specified in the recitals.

“Loss” means as to any specified Person, any losses, costs, damages, claim, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigations costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person, whether or not involving a Third Party Claim.

“Management Reimbursement” shall have the meaning specified in the recitals.

“Manager” shall have the meaning specified in the preamble.

“Manager Interests” shall have the meaning specified in the recitals.

“Manager’s Knowledge” means the actual knowledge of those persons set forth on Schedule A – 1 (as of the date hereof and as of the Closing, so long as such person remains an employee of a Subject Entity as of the Closing), after due inquiry.

“Marketing Material” means customary bank books and information memoranda and other information packages and marketing materials prepared in connection with the Debt Financing.

“Material Contracts” means each Contract filed or required to be filed as an exhibit to any SEC Report to which any of the Subject Entities is a party.

“MLP” shall have the meaning specified in the recitals.

“MLP Acquiror” shall have the meaning specified in the preamble.

“MLP Benefit Plan” shall have the meaning specified in Section 4.12(c).

“MLP Credit Agreement” means that certain Credit Agreement dated as of February 20, 2014 by and among the MLP (formerly known as Crosstex Energy, L.P.), as borrower; each lender party thereto from time to time; Bank of America, N.A., as administrative agent, swing line lender and L/C issuer; Citibank, N.A. and Wells Fargo Bank, National Association, as co-syndication agents; and Royal Bank of Canada and Bank of Montreal, as co-documentation agents, as amended from time to time, including pursuant to that certain First Amendment to Credit Agreement dated December 23, 2015.

Exhibit A – 7

“MLP Entities” means the MLP, the Operating GP, the Operating Partnership and each of their respective Subsidiaries.

“MLP LTIP” means collectively the EnLink Midstream GP, LLC Long-Term Incentive Plan and any and all award agreements granted thereunder.

“MLP Partnership Agreement” shall have the meaning specified in Section 4.5.

“MLP SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by the MLP with the SEC under the Exchange Act or the Securities Act, since December 31, 2017.

“Multiemployer Plan” shall have the meaning specified in Section 4.12(h).

“Operating GP” shall have the meaning specified in Section 4.4(b).

“Operating Partnership” shall have the meaning specified in Section 4.4(c).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” shall have the meaning specified in Section 10.1(f).

“Party” means, as applicable, any Acquiror or any Seller.

“Permits” shall have the meaning specified in Section 4.9(b).

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances or purchase money security interests, in each case, arising in the ordinary course of business which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet delinquent or which are being contested in good faith by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money),

Exhibit A – 8

leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters, whether or not of record, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its subsidiaries or that would be shown by an accurate survey; (g) with respect to the Subject Entities, Encumbrances disclosed in any SEC Report or otherwise securing liabilities reflected therein; (h) with respect to any equity interests or other securities, Encumbrances imposed by any applicable securities Laws or contained in the Organizational Documents of such applicable entity; (i) Encumbrances imposed by the terms and conditions of any Permit held by such Person; (j) with respect to the Subject Interests and the Subject Entities, Encumbrances created by this Agreement or any Transaction Document, or otherwise created by or in favor of Acquirors, including due to any examination or inspection of Acquirors; and (k) Encumbrances related to such Person and disclosed in Schedule A – 2.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchase Price” means $3,125,000,000.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and between DGS and ENLC dated March 7, 2014.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping or disposing.

“Remedial Action” shall have the meaning specified in Section 7.2(b).

“Representative” means, with respect to any Person, any director, manager, officer, employee or advisor, including attorneys, accountants, consultants and financial advisors, of such Person.

“Resigning Directors and Officers” shall have the meaning specified in Section 7.8.

Exhibit A – 9

“Reverse Termination Fee” shall have the meaning specified in Section 10.3(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all ENLC SEC Reports and MLP SEC Reports.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Seller” shall have the meaning specified in the preamble.

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1(a) (Organization), Section 3.2 (Validity of Agreement; Authorization), Section 3.5 (Ownership of the Subject Interests), Section 3.6 (Brokers), Section 4.1(a) (Organization), Section 4.4(a)-(d) (MLP Entities Capitalization; Subsidiaries), Section 5.1(a) (Organization) and Section 5.4(a)-(f) (ENLC Entities Capitalization; Subsidiaries).

“Seller Indemnified Parties” shall have the meaning specified in Section 9.2(b).

“Seller Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of Sellers to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede Sellers’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Sellers’ Knowledge” means the actual knowledge of those persons set forth on Schedule A – 3, after due inquiry.

“Series B Preferred Units” shall have the meaning specified in the MLP Partnership Agreement.

“Series C Preferred Units” shall have the meaning specified in the MLP Partnership Agreement.

“SGP” shall have the meaning specified in the preamble.

“SGP MLP Units” shall have the meaning specified in the recitals.

“Subject Entities” means the ENLC Entities and the MLP Entities.

“Subject Entities Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Subject Entities, taken as a whole; provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Subject Entities Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign, or international economic conditions; (b) changes affecting generally the industries or markets in

Exhibit A – 10

which such Person operates (including changes in commodity prices or interest rates); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement; (d) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any Subject Entity or actions taken or not taken specifically consented to by Acquirors (including any waiver by Acquirors of any conditions precedent set forth in Section 8.1 or Section 8.2), provided that the exception set forth in this clause (d) shall not apply in connection with any representation or warranty set forth in Sections 4.2, 4.3, 5.2 and 5.3, or any condition insofar as it relates to any such representation or warranty; (e) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (f) any failure of any Subject Entity to meet any internal or published projections, estimates or expectations of such Subject Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any Subject Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Subject Entities Material Adverse Effect may be taken into account) and (g) any changes in (i) the market price or trading volume of the equity securities of any Subject Entity (and the associated costs of capital) or (ii) the credit rating of any Subject Entity or the indebtedness of any Subject Entity (it being understood, in each case, that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Subject Entities Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (c) and clause (e), to the extent disproportionately affecting the Subject Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered.

“Subject Interests” shall have the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

Exhibit A – 11

“Tax” means all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment, or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Third Party” means any Person other than (a) a Party, (b) an Affiliate of a Party or (c) the Subject Entities or any of their respective Subsidiaries.

“Third Party Claim” shall have the meaning specified in Section 9.3(b).

“Trade Secrets” means trade secrets and rights in confidential information, including confidential technical or non-technical data, information or know how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code), and other non-public information similar to any of the foregoing, whether or not patentable.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Debt Commitment Papers, the Limited Guarantee, the Equity Commitment Letter, and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby, other than the Crude Gathering Contract and the amendments to the Cana GGPA and the Bridgeport GGPA.

“Transfer Taxes” shall have the meaning specified in Section 7.12(a).

“Unitholder Agreement” means that certain Unitholder Agreement by and among Devon Energy Corporation, Devon Gas Corporation, DGS, SGP (formerly known as Southwestern Gas Pipeline, Inc.) and the MLP (formerly known as Crosstex Energy, L.P.) dated March 7, 2014.

Exhibit A – 12

The Disclosure Schedules and the exhibits listed below have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

Exhibit	Description

B	Form of Assignment of Acquired Interests

C	Debt Commitment Papers

D	Equity Commitment Letter

E	Form of Crude Gathering Contract